              As filed with the Securities and Exchange Commission
                              on April 1, 1994
                                                   Registration No. 33-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                CBT CORPORATION
             (Exact name of registrant as specified in its charter)

             Kentucky                                        61-1030727
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                                  333 Broadway
                            Paducah, Kentucky  42001
                    (Address of Principal Executive Offices)

                                                         Copy to:
William J. Jones, President                         Stewart E. Conner, Esq.
CBT Corporation                                     Wyatt, Tarrant & Combs
333 Broadway                                        2800 Citizens Plaza
Paducah, Kentucky  42001                            Louisville, Kentucky 40202

                    (Name and address of agent for service)

                                 (502) 575-5100
         (Telephone number, including area code, of agent for service)


         Approximate date of commencement of proposed sale to public: As promptly as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                                         CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF SECURITIES TO BE       AMOUNT TO BE      OFFERING PRICE        AGGREGATE           AMOUNT OF
           REGISTERED                REGISTERED          PER SHARE        OFFERING PRICE     REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------
 Common Stock, no par value            1,195,560     Not Applicable     $22,099,926(2)           $7,892.83
                                         shares
- -------------------------------------------------------------------------------------------------------------

         (1) This Registration Statement relates to securities of the Registrant issuable to holders of Common Stock of BMC Bankcorp, Inc., a Kentucky corporation ("BMC"), in the proposed merger of BMC with CBT Acquisition Corporation.

         (2) Calculated pursuant to Rule 457(f)(2) and based upon the book value on March 1, 1994 of the BMC Common Stock to be exchanged in the Merger.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

                                CBT CORPORATION

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)



 FORM S-4 ITEM AND CAPTION                                 LOCATION OR CAPTION IN PROSPECTUS
 -------------------------                                 ---------------------------------
 A.  Information About the Transaction

   1.     Forepart of the Registration
          Statement and Outside Front Cover
          Page of Prospectus . . . . . . . . . . . . .     Facing page of Registration Statement; Outside
                                                           Front Cover Page of Proxy Statement-Prospectus

   2.     Inside Front and Outside Back Cover
          Pages of Prospectus  . . . . . . . . . . . .     Available Information; Incorporation of Certain
                                                           Information by Reference; Table of Contents

   3.     Risk Factors, Ratio of Earnings to
          Fixed Charges and Other Information  . . . .     Summary; Selected Consolidated Financial Data;

   4.     Terms of the Transaction . . . . . . . . . .     Summary; The Merger; Certain Differences in Rights of Shareholders

   5.     Pro Forma Financial Information  . . . . . .     Pro Forma Financial Information

   6.     Material Contacts with the Company
          Being Acquired . . . . . . . . . . . . . . .     The Merger

   7.     Additional Information Required for
          Reoffering by Persons and Parties
          Deemed to Be Underwriters  . . . . . . . . .     Not Applicable

   8.     Interests of Named Experts and                   Not Applicable
          Counsel  . . . . . . . . . . . . . . . . . .

   9.     Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities  . . . . . . . . . . . . . . . .     Not Applicable

 B.  Information About the Registrant

  10.     Information with Respect to S-3
          Registrants  . . . . . . . . . . . . . . . .     Summary; The Merger; Incorporation of Certain
                                                           Information by Reference

  11.     Incorporation of Certain Information
          by Reference . . . . . . . . . . . . . . . .     Incorporation of Certain Information by Reference

  12.     Information with Respect to S-2 or
          S-3 Registrants  . . . . . . . . . . . . . .     Not Applicable

  13.     Incorporation of Certain Information
          by Reference . . . . . . . . . . . . . . . .     Not Applicable

  14.     Information with Respect to
          Registrants Other Than S-3 or S-2                Not Applicable
          Registrants  . . . . . . . . . . . . . . . .

 C.  Information About the Company Being Acquired

  15.     Information with Respect to S-3
          Companies  . . . . . . . . . . . . . . . . .     Not Applicable

  16.     Information with Respect to S-2 or
          S-3 Companies  . . . . . . . . . . . . . . .     Summary; The Merger; Selected Financial
                                                           Data of BMC Bankcorp, Inc,; Incorporation of
                                                           Certain Information by Reference

  17.     Information with Respect to Companies
          Other Than S-2 or S-3 Companies  . . . . . .     Not Applicable

  18.     Information if Proxies, Consents or
          Authorizations are to be Solicited . . . . .     Incorporation of Certain Information by Reference
                                                           Summary; The Special Meeting; The Merger;
                                                           Management and Additional Information

  19.     Information if Proxies, Consents or
          Authorizations are not to be
          Solicited or in an Exchange Offer  . . . . .     Not Applicable

                           [PLACE ON BMC LETTERHEAD]


                            __________________, 1994




Dear Shareholder:

         You are invited to attend a Special Meeting of Shareholders of BMC Bankcorp, Inc. ("BMC") to be held on _____________, ___________ ____, 1994 at
_________ __.m. local time, at the main office of the Bank of Marshall County, 201 E. 11th Street, Benton, Kentucky. At this very important meeting you will be asked to consider and approve the proposed merger of CBT Acquisition Corporation, a wholly owned subsidiary of CBT Corporation ("CBT"), the parent company of Citizens Bank and Trust Company of Paducah, Kentucky, into and with BMC. As a result of the merger, BMC will become a wholly owned subsidiary of CBT and all of the issued and outstanding common stock of BMC will be converted into shares of CBT common stock. Details of the proposed merger and additional related information are set forth in the attached Notice and Proxy Statement-Prospectus. We urge you to read these materials carefully before voting your shares at the Special Meeting.

         In the merger, each outstanding share of BMC common stock will be converted into two (2) shares of CBT common stock. The attached proxy statement also serves as a prospectus for the shares of CBT common stock to be issued in the merger.

         Your Board of Directors has unanimously approved the proposed merger described in the attached materials and believes the proposed transaction is in the best interests of the shareholders. The Board therefore recommends that shareholders vote in favor of the merger at the Special Meeting.

         Whether or not you plan to attend the special meeting, your vote and representation at the meeting are important. Please take time to consider the enclosed materials and mail your completed proxy form as soon as possible in the stamped return envelope provided. Even if you have already returned a signed proxy form you may still vote your shares in person at the meeting by delivering a written revocation of your proxy form to BMC before or at the meeting.

                                   Thank you,



                                   Joe Tom Haltom
                                   Chairman

                                  BMC BANKCORP
                               201 E. 11th Street
                            Benton, Kentucky  42025

                           NOTICE OF SPECIAL MEETING
                             OF SHAREHOLDERS TO BE
                            HELD ON __________, 1994

TO THE SHAREHOLDERS:

                 NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of BMC Bankcorp, Inc. ("BMC"), will be held at the main office of the Bank of Marshall County, 201 E. 11th Street, Benton, Kentucky, at ________ __.m. (local time), on __________, ____________, 1994, for the purposes of considering and acting upon:

                 (1) Merger. A proposal to ratify, confirm and approve an Agreement and Plan of Reorganization dated January 10, 1994, and the related Plan of Merger among CBT Corporation ("CBT"), CBT Acquisition Corporation and BMC (collectively, the "Merger Agreement"), whereby CBT Acquisition Corporation would be merged into BMC, BMC would become a wholly owned subsidiary of CBT, and all of the issued and outstanding shares of BMC Common Stock would be converted into shares of CBT Common Stock, and to authorize such further action by the Board of Directors of BMC and any of its executive or proper officers as may be necessary or appropriate to carry out the objects, intents or purposes of the Merger Agreement.

                 (2) Other Business. Such other business related to the foregoing as may properly be brought before the Special Meeting or any adjournment thereof.

                 Only those holders of record of BMC's common stock at the close of business on ____________, 1994, are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

                 Dissenters' rights will be available to shareholders who follow certain required procedures summarized in the Proxy Statement-Prospectus previously delivered to shareholders. Subtitle 13 of the Kentucky Business Corporation Act, which provides for such rights, is included as Appendix C to the Proxy Statement-Prospectus.

                                        By Order of the Board of Directors


                                        Joe Tom Haltom, Chairman

                             YOUR VOTE IS IMPORTANT

                 THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE BMC SHARES ENTITLED TO VOTE IS REQUIRED TO APPROVE THE MERGER. PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY FORM IN THE ENVELOPE PROVIDED.

                                PROXY STATEMENT
                               BMC BANKCORP, INC.

                               _________________

                                   PROSPECTUS
                                CBT CORPORATION

                               _________________


        This Prospectus of CBT Corporation ("CBT"), relates to up to 1,195,560 shares of Common Stock of CBT ("CBT Common Stock") issuable to the shareholders of BMC Bankcorp, Inc. ("BMC") upon consummation of the proposed merger (the "Merger") herein described between BMC and CBT Acquisition Corporation, a wholly-owned subsidiary of CBT ("Acquisition Corp"), pursuant to the terms and subject to the conditions of the Agreement and Plan of Reorganization dated January 10, 1994, between CBT, Acquisition Corp and BMC and the related Plan of Merger (collectively, the "Merger Agreement"). The Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. This Prospectus also serves as the Proxy Statement of BMC for its special meeting of shareholders (the "Special Meeting") to be held on __________________, 1994. At the Special Meeting, the shareholders of BMC will be asked to consider and vote on the Merger Agreement and the transactions contemplated thereby. See "THE SPECIAL MEETING".

         This Proxy Statement-Prospectus does not cover any resales of CBT Common Stock received by affiliates of BMC.

         This Proxy Statement-Prospectus is first being mailed to shareholders of BMC on or about ____________________, 1994 along with the proxy form.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION NOR HAS SUCH COMMISSION, CORPORATION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF CBT COMMON STOCK OFFERED HEREBY ARE NOT SAVING ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                     ____________________________________

        The date of this Proxy Statement-Prospectus is ___________________, 1994.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . .   4
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         CBT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         BMC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Recommendation of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Resales of CBT Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Markets and Market Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Comparative Unaudited Per Share Information  . . . . . . . . . . . . . . . . . . . . . . .  11
SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Date, Place and Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Background of and Reasons for the Merger; Recommendation of the Board of Directors . . . .  25
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         No Solicitations of Transactions by BMC  . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Management and Operations After the Merger . . . . . . . . . . . . . . . . . . . . . . . .  38
         Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Interest of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . .  40
         Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Resales of CBT Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
DESCRIPTION OF CBT COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
COMPARATIVE STOCK PRICES AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

APPENDIX A-1     -        Agreement and Plan of Reorganization
APPENDIX A-2     -        Plan of Merger
APPENDIX B       -        Opinion of The Robinson-Humphrey Company, Inc.
APPENDIX C       -        Subtitle 13 of the Kentucky Business Corporation Act





         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE CBT COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CBT OR BMC SINCE THE DATE HEREOF OR THAT INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                             AVAILABLE INFORMATION

         CBT has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement ("Registration Statement") on Form S-4 relating to the shares of CBT Common Stock to be issued in the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto covering the securities offered hereby which CBT has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to CBT and the securities offered hereby. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal and regional offices of the Commission set forth below.

         CBT and BMC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, other information and, in the case of CBT, proxy statements with the Commission. Such reports, proxy statements and other information concerning CBT and BMC can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, Thirteenth Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D. C. 20549.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO CBT, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO EDDIE L. HOLMAN, VICE PRESIDENT AND SECRETARY, CBT CORPORATION, 333 BROADWAY, PADUCAH, KENTUCKY 42001. TELEPHONE REQUESTS MAY BE DIRECTED TO MR. HOLMAN AT (502) 575-5372. DOCUMENTS RELATING TO BMC, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO PAUL B. THURMAN, TREASURER, BMC BANKCORP, INC., 11TH AND POPLAR STREETS, BENTON, KENTUCKY 42025. TELEPHONE REQUESTS MAY BE DIRECTED TO MR. THURMAN AT (502) 527-1383. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH REQUESTS, ANY SUCH REQUEST SHOULD BE MADE BY________________, 1994.

        The following documents filed with the Commission are incorporated herein by reference: (a) CBT's Annual Report on Form

10-K for the year ended December 31, 1993; and (b) BMC's Annual Report on Form 10-K for the year ended December 31, 1993.

         All documents filed by CBT pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and before the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         This Proxy Statement-Prospectus is accompanied by BMC's Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 1993.


                                    SUMMARY

         The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference. As used in this Proxy Statement-Prospectus, the terms "CBT" and "BMC" refer to such corporations, respectively, and where the context requires, such corporations and their subsidiaries on a consolidated basis.
All information concerning CBT included in this Proxy Statement-Prospectus has been furnished by CBT and all information concerning BMC included in this Proxy Statement-Prospectus has been furnished by BMC. Neither CBT nor BMC warrants the accuracy or completeness of information relating to the other party.

CBT

         CBT is a bank holding company headquartered in Paducah, Kentucky registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The principal assets of CBT are the stock of its banking subsidiaries, Citizens Bank and Trust Company of Paducah, Paducah, Kentucky ("Citizens Bank"), and Pennyrile Citizens Bank & Trust, Hopkinsville, Kentucky ("Pennyrile Bank"), and Citizens Bank's consumer finance company subsidiary, Fidelity Credit Corporation. At December 31, 1993, CBT had consolidated total assets of approximately $600 million, total deposits of approximately $468 million and total shareholders' equity of approximately $67 million.

         CBT's principal executive offices are located at 333 Broadway, Paducah, Kentucky 42002. Its telephone number is (502) 575-5100.

BMC

         BMC is a bank holding company registered under the BHC Act and a savings and loan holding company registered under the Home Owners' Loan Act. The principal assets of BMC are the stock of its banking subsidiaries, Bank of Marshall County, Benton, Kentucky, Graves County Bank, Mayfield, Kentucky, and United Commonwealth Bank, Federal Savings Bank, Murray, Kentucky. At December 31, 1993, BMC had consolidated total assets of approximately $205 million, total deposits of approximately $180 million and total shareholders' equity of approximately $22 million.

         BMC's principal executive offices are located at 11th and Poplar Streets, Benton, Kentucky 42025. Its telephone number is (502) 527-1383.

THE MERGER

         The Merger Agreement provides for the merger of Acquisition Corp, a wholly-owned subsidiary of CBT, with and into BMC, with BMC being the surviving corporation in the Merger. At the effective time of the Merger, each issued and outstanding share of common stock of BMC ("BMC Common Stock") immediately prior to the effective time of the Merger will be converted, automatically and without any action on the part of the holder thereof, into 2 shares of CBT Common Stock (the "Exchange Ratio"). As a result of the Merger, BMC will become a wholly-owned subsidiary of CBT. Holders of fractional interests in CBT Common Stock arising out of the conversion of BMC Common Stock into CBT Common Stock shall receive in lieu thereof a cash payment in a dollar amount equal to such fractional interest multiplied by the average of the bid and asked price per share, as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Small-Cap Market, for CBT Common Stock on the trading day which occurs immediately prior to the closing date of the Merger. See "THE MERGER-Terms of the Merger".

         After the Merger, BMC will represent approximately 26% of CBT's consolidated assets and will contribute approximately 24% to CBT's consolidated net income (based on the historical financial statements of CBT and BMC as of December 31, 1993). The former shareholders of BMC will represent approximately 30% of CBT's shareholders' equity and voting power (based on the outstanding shares of CBT Common Stock and BMC Common Stock at December 31,
1993).  See "THE MERGER-Terms of the Merger" and "PRO FORMA FINANCIAL
INFORMATION".

THE SPECIAL MEETING

        The Special Meeting of BMC's shareholders to consider and vote on the Merger Agreement will be held on _______________, _________________, 1994 at
______:00 p.m. local time at BMC's offices at 11th and Poplar Streets, Benton, Kentucky. Only holders of record of BMC Common Stock at the close of business on ___________________, 1994 will be entitled to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 597,780 shares of BMC Common Stock. Each share of BMC Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING".

VOTE REQUIRED

         Approval of the Merger Agreement by the shareholders of BMC requires the affirmative vote of a majority of the votes entitled to be cast by the holders of record of BMC Common Stock. As of the record date for the Special Meeting, BMC directors and executive officers and their affiliates held approximately 31% of the outstanding BMC Common Stock. All currently intend to vote in favor of the Merger Agreement. See THE SPECIAL MEETING--Vote Required".

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of BMC (by a unanimous vote) has approved the Merger Agreement. The Board of Directors of BMC believe the Merger is fair and in the best interests of the shareholders of BMC and recommends a vote for the Merger at the Special Meeting.

         The Board of Directors of CBT has also unanimously approved the Merger. The approval of the Merger by CBT shareholders is not required and will not be sought. See "THE MERGER--Background of and Reasons for the Merger; Recommendation of the Board of Directors".

OPINION OF FINANCIAL ADVISOR

         BMC's financial advisor, The Robinson-Humphrey Company, Inc., has rendered its opinion to BMC's Board of Directors that the Merger is fair from a financial point of view to the shareholders of BMC. A copy of such opinion, updated to the date hereof, is set forth as Appendix B and should be read in its entirety with respect to the assumptions made, other matters considered and limitations of the reviews undertaken. See "THE MERGER--Opinion of Financial Advisor".

EFFECTIVE TIME OF THE MERGER

        The Merger will become effective on the filing of Articles of Merger with the Kentucky Secretary of State or at such later date and time as may be specified therein. The Articles of Merger are expected to be filed on the fifth day after the receipt of all necessary approvals of the Merger and the expiration of all applicable waiting periods, or at such other time as CBT and BMC may agree. Subject to the conditions specified in the Merger Agreement, the parties currently expect that the Merger will become effective on or about ___________________, 1994 although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER-Effective Time of the Merger"; "-Conditions To the Merger".

CONDITIONS TO THE MERGER

         The respective obligations of CBT and BMC to consummate the Merger are subject to certain conditions, including (i) the approval by the shareholders of BMC of the Merger Agreement by the vote required under applicable law at the Special Meeting, (ii) the receipt of all required regulatory approvals, and
(iii) certain other conditions customary in transactions of this nature. See "THE MERGER-Conditions To the Merger".

REGULATORY APPROVALS

         The Merger is subject to the prior approval of the Federal Reserve Board, the Office of Thrift Supervision (the "OTS") and the Commissioner of the Department of Financial Institutions of the Commonwealth of Kentucky (the "KDFI"). CBT has filed applications for regulatory review and approval or other action with the Federal Reserve Board, the OTS and the KDFI. There can be no assurance, however, that the Federal Reserve Board, the OTS or the KDFI will approve or take other required action with respect to the Merger or as to the date of such approvals or action. See "THE MERGER-Regulatory Approvals".

WAIVER AND AMENDMENT

         Prior to the Effective Time of the Merger, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision. In addition, the Merger Agreement may be amended at any time upon the written agreement of CBT and BMC without the approval of shareholders. See "THE MERGER-Waiver and Amendment".

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after any requisite shareholder approval, (i) by mutual agreement of the Boards of Directors of CBT and BMC, (ii) by either the Board of Directors of CBT or the Board of Directors of BMC at any time after September 30, 1994, (iii) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured after 30 days written notice to the breaching party, or (iv) by CBT in the event that shareholders owning more than 9.5% of the BMC Common Stock dissent from the Merger.

         In addition, CBT may terminate the Merger Agreement if the "Average Price Per Share", as defined in the Merger Agreement, of CBT Common Stock is more than $46.875 and BMC may terminate the Merger Agreement if the Average Price Per Share of CBT Common Stock is less than $31.875. See "THE MERGER-Terms of the Merger", "Conditions to the Merger", "Regulatory Approvals", "Waiver", "Termination" and "Dissenters' Rights".

RESALES OF CBT COMMON STOCK

         CBT Common Stock received by affiliates of BMC, generally directors and executive officers, may not be resold without registration under the Securities Act except in compliance with Rules 144 and 145 or as otherwise permitted under the Securities Act. See "THE MERGER-Resales of CBT Common Stock".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         To the extent a shareholder of BMC receives shares of BMC Common Stock for CBT Common Stock in the Merger (i) no gain or loss will be recognized by a BMC shareholder who receives solely shares of CBT Common Stock pursuant to the Merger, (ii) the aggregate tax basis of the CBT Common Stock received by a BMC shareholder will equal the aggregate tax basis of the BMC stock surrendered therefor by such shareholder, and (iii) the holding period of the CBT Common Stock received will generally include the holding period of the BMC Common Stock surrendered. BMC shareholders receiving cash in the Merger in lieu of fractional shares or upon the exercise of dissenters' rights generally will recognize a taxable gain or loss for Federal income tax purposes equal to the difference between the amount of cash received in the Merger and the shareholder's tax basis in the shares of BMC Common Stock surrendered. For a more complete description of the Federal income tax consequences of the Merger, see "THE MERGER-- Certain Federal Income Tax Consequences". Due to the individual nature of the tax consequences of the Merger, it is recommended that each BMC shareholder consult his or her own tax advisor concerning the tax consequences of the Merger.

STOCK OPTION AGREEMENT

         Simultaneously with the execution of the Merger Agreement, CBT and BMC entered into a stock option agreement (the "Stock Option Agreement") pursuant to which BMC granted to CBT an option (the

"Option") to purchase 148,512 shares of BMC Common Stock, representing 19.9% of the issued and outstanding shares of BMC Common Stock when issued, at a price of $75.00 per share, subject to the terms and conditions set forth in the Stock Option Agreement. The option price is equal to the average of the bid and asked prices on the NASDAQ Small-Cap Market for CBT Common Stock on December 28, 1993, multiplied by the Exchange Ratio. The Option may only be exercised upon the occurrence of certain trigger events, which generally relate to an acquisition of control of, or a significant equity interest in or significant assets of, BMC by a third party, or certain proposals or offers with respect thereto. To the knowledge of CBT and BMC, none of such events has occurred as of the date hereof. See "THE MERGER-Stock Option Agreement".

         The Stock Option Agreement could have the effect of discouraging persons who now or prior to the Effective Time of the Merger might be interested in acquiring all of or a significant interest in BMC from considering or proposing such an acquisition, even if such persons were prepared to propose greater consideration per share for BMC Common Stock than the consideration per share represented by the Exchange Ratio. In addition, the Merger Agreement provides that BMC and its respective subsidiaries will not, directly or indirectly, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. See "THE MERGER-No Solicitation of Transactions by BMC".

DISSENTERS' RIGHTS

         Any shareholder of BMC will have the right to dissent from the Merger Agreement and to demand a determination of the fair value of the shareholder's shares in the event the Merger Agreement is approved and the Merger consummated. The right of any shareholder to receive the fair value of the shareholder's shares is contingent upon strict compliance with the provisions of Subtitle 13 of the Kentucky Business Corporation Act, a copy of which is included as Appendix C to this Proxy Statement-Prospectus. See "THE MERGER-Dissenters' Rights".

MARKETS AND MARKET PRICES

         CBT Common Stock is traded in the over-the-counter market and quoted on the NASDAQ Small-Cap Market under the symbol CBTC. Shares of BMC Common Stock trade infrequently and therefore little meaningful information regarding a market price of BMC Common Stock exists. See "Comparative Stock Prices and Dividends". The following table sets forth the average of the bid and asked prices per share of CBT Common Stock as quoted on the NASDAQ Small-Cap Market on January 7, 1994, the first business day preceding public announcement of the execution of the Merger Agreement, and on ___

______________, 1994 and the equivalent per share price of a share of BMC Common Stock.

            Market Price                              CBT                              Equivalent
            Per Share At:                        Common Stock                        Per Share Price
            -------------                        ------------                        ---------------
           January 7, 1994                          $ 43.50                              $ 87.00
           _________, 1994                          $                                    $

         The equivalent per share price of shares of BMC Common Stock at each specified date represents the average of the bid and asked prices of a share of CBT Common Stock on such date multiplied by the Exchange Ratio. Shareholders are advised to obtain current market quotations for CBT Common Stock on the NASDAQ Small-Cap Market under the symbol CBTC. No assurance can be given as to the market price of CBT Common Stock at or after the Effective Time of the Merger.

COMPARATIVE UNAUDITED PER SHARE INFORMATION

         The following summary presents selective comparative unaudited per share information: (i) for CBT on an historical basis and on a pro forma combined basis assuming the consummation of the Merger, and (ii) for BMC on an historical basis and on an equivalent pro forma basis. The comparative per share information has been prepared giving effect to the Merger as a pooling-of-interests. For a description of the effects of pooling-of-interests accounting on the Merger and the historical financial statements of CBT, see "THE MERGER--Accounting Treatment." The comparative per share information should be read in conjunction with the historical consolidated financial statements of CBT and BMC and the related notes thereto, included in documents incorporated herein by reference, and the pro forma financial information contained elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION".

         The following information is not necessarily indicative of the combined results of operations or financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations of future periods or future combined financial position. All per share information for CBT Common Stock has been adjusted for a 3-for-2 stock split effected in May 1992. All per share information for BMC Common Stock has been adjusted for a 5-for-1 stock split effected in May 1993.

                                                        For the years ended December 31,
                                             -----------------------------------------------------------

                                              1993         1992        1991             1990        1989
                                              ----         ----        ----             ----        ----
 NET INCOME PER COMMON SHARE:
  CBT
   Historical                               $ 2.86       $ 2.75      $ 2.25           $ 1.70      $ 2.16
   Pro forma combined                         2.64         2.60        2.06             1.55        1.89
  BMC
   Historical                                 4.24         4.49        3.25             2.46        2.57
   Pro forma equivalent (1)                   5.28         5.20        4.12             3.10        3.78
 DIVIDENDS DECLARED PER
  COMMON SHARE:
  CBT - historical                            0.78         0.72        0.69             0.67        0.60
  CBT - pro forma
   combined (2)                               0.78         0.72        0.69             0.67        0.60
  BMC - historical                            0.68         0.60        0.45             0.40        0.40
  BMC - pro forma
   equivalent (1)                             1.56         1.44        1.38             1.34        1.20
 STOCKHOLDERS' EQUITY PER
  COMMON SHARE AT END OF PERIOD:
  CBT - historical                           24.19        22.06       19.99            18.37       17.27
  CBT - pro forma
   combined                                  22.37        20.37       18.33            16.76       15.63
  BMC - historical                           36.42        32.89       29.00            26.22       24.17
  BMC - pro forma
   equivalent (1)                            44.74        40.74       36.66            33.52       31.26

- --------------------------

(1) Represents BMC's equivalent pro forma book value, cash dividends and net income per share based on the Exchange Ratio.
(2) Assumes no change in cash dividends declared per common share on a pro forma basis.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables set forth certain historical financial information for CBT and BMC and certain pro forma financial information giving effect to the Merger as if it had been effective during the periods presented. The selected historical financial information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of CBT and BMC, and the related notes thereto, included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE". All of the following selected financial information should be read in conjunction with the pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "PRO FORMA FINANCIAL INFORMATION." All per share informtion for CBT Common Stock has been adjusted for a 3-for-2 stock split effected in May 1992. All per share information for BMC Common Stock has been adjusted for 5-for-1 stock split effected in May 1993. The unaudited pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.


                                                          CBT CORPORATION
                                               SELECTED CONSOLIDATED FINANCIAL DATA
                                       (DOLLARS IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)


                                                     1993            1992            1991            1990              1989
                                                     ----            ----            ----            ----              ----
 INCOME STATEMENT DATA:
   Interest income                                 $ 44,071        $ 46,822        $ 51,871        $ 52,774          $ 50,007
   Interest expense                                  19,014          21,997          29,531          30,851            28,506
   Net interest income                               25,057          24,825          22,340          21,923            21,501
   Provision for loan losses                         (1,256)         (2,199)         (2,580)         (3,678)           (3,837)
   Non-interest income                                5,909           5,225           4,944           4,350             4,521
   Net income                                         7,912           7,614           6,218           4,696             5,973

 PER COMMON SHARE DATA:
   Net income                                      $   2.86        $   2.75        $   2.25        $   1.70          $   2.16
   Stockholders' equity at year-end                   24.19           22.06           19.99           18.37             17.27
   Cash dividends declared                             0.78            0.72            0.69            0.67              0.60

 BALANCE SHEET DATA AT
   PERIOD-END:
   Total assets                                    $600,497        $554,478        $526,445        $529,970          $481,904
   Total loans, net                                 377,725         337,575         325,723         321,319           321,483
   Total deposits and
     corporate cash
     management repur-
     chase agreements                               498,506         449,834         440,383         447,708           407,323
   Long-term debt and other notes payable            23,775          22,346          16,532          15,411            14,883
   Total stockholders' equity                        66,939          61,049          55,340          50,859            47,833
   Allowance for loan losses                          8,483           7,658           6,532           5,129             6,421

 SELECTED RATIOS:
   Return on average assets                            1.41%           1.41%           1.17%           0.93%             1.27%
   Return on average stockholders' equity             12.34           12.85           11.65            9.43             13.02
   Leverage ratio                                     11.15           11.01           10.51            9.60              9.93
   Tier one risk-based capital ratio                  16.22           16.02           14.62           12.80                --
   Total risk-based capital ratio                     17.47           17.27           16.40           14.21                --


                                                        BMC BANKCORP, INC.
                                               SELECTED CONSOLIDATED FINANCIAL DATA
                                       (DOLLARS IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)


                                             1993             1992                1991                1990               1989
                                             ----             ----                ----                ----               ----
 INCOME STATEMENT DATA:
   Interest income                        $ 14,486         $ 14,878            $ 15,830            $ 15,661           $ 14,214
   Interest expense                          5,946            6,899               8,928               9,359              8,456
   Net interest income                       8,540            7,979               6,902               6,302              5,758
   Provision for loan losses                  (110)            (242)               (267)               (195)              (261)
   Non-interest income                       1,108              940                 589                 272                792
   Net income                                2,536            2,690               1,948               1,498              1,584

 PER COMMON SHARE DATA:
   Net income                             $   4.24         $   4.49            $   3.25            $   2.46           $   2.57
   Stockholders' equity
     at year-end                             36.42            32.89               29.00               26.22              24.17
   Cash dividends declared                    0.68             0.60                0.45                0.40               0.40

 BALANCE SHEET DATA AT PERIOD
  END:
   Total assets                           $204,979         $184,466            $171,344            $162,802           $152,619
   Total loans, net                        146,460          121,513             107,593             105,037             98,272
   Total deposits and corporate
     cash management repurchase
     agreements                            180,350          163,502             152,409             145,401            136,608
   Long-term debt and other
     notes payable                           1,541               --                  --                  --                 --
   Total stockholders' equity               21,773           19,702              17,371              15,950             14,672
   Allowance for loan losses                 2,515            2,364               2,232               2,216              2,089

 SELECTED RATIOS:
   Return on average assets                   1.31%            1.42%               1.16%               0.95%              1.09%
   Return on average
     stockholders' equity                    12.19            13.78               12.06                9.86              11.42
   Leverage ratio                            10.62            10.68               10.14                9.80               9.61
   Tier one risk-based capital ratio         12.17            12.75               12.21               11.65                 --
   Total risk-based capital ratio            13.42            14.00               13.15               12.61                 --


                                                          CBT CORPORATION
                                          SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA
                                       (DOLLARS IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)


                                            1993               1992               1991               1990                1989
                                            ----               ----               ----               ----                ----
 INCOME STATEMENT DATA:
   Interest income                       $ 58,557           $ 61,700           $ 67,701           $ 68,435            $ 64,221
   Interest expense                        24,960             28,896             38,459             40,210              36,962
   Net interest income                     33,597             32,804             29,242             28,225              27,259
   Provision for loan losses               (1,366)            (2,441)            (2,847)            (3,873)             (4,098)
   Non-interest income                      7,018              6,165              5,533              4,622               5,313
   Net income                              10,448             10,304              8,166              6,194               7,557

 PER COMMON SHARE DATA:
   Net income                            $   2.64             $ 2.60           $   2.06           $   1.55            $   1.89
   Stockholders' equity
     at year-end                            22.37              20.37              18.33              16.76               15.63
   Cash dividends declared                   0.78               0.72               0.69               0.67                0.60

 BALANCE SHEET DATA AT
   PERIOD END:
   Total assets                          $805,476           $738,944           $697,789           $692,772            $634,523
   Total loans, net                       524,185            459,088            433,316            426,356             419,755
   Total deposits and
     corporate cash manage-
     ment repurchase agree-
     ments                                678,856            613,336            592,792            593,109             543,931
   Long-term debt and other
     notes payable                         25,316             22,346             16,532             15,411              14,883
   Total stockholders' equity              88,712             80,751             72,711             66,809              62,505
   Allowance for loan losses               10,998             10,022              8,764              7,345               8,510

 SELECTED RATIOS:
   Return on average assets                  1.38%              1.44%              1.17%              0.94%               1.24%
   Return on average
     stockholders' equity                   12.30              13.30              11.74               9.51               12.68
   Leverage ratio                           11.01              10.93              10.42               9.64                9.85
   Tier one risk-based                      14.97              15.38              14.36              13.44                  --
     capital ratio
   Total risk-based                         16.22              16.63              15.91              14.74                  --
     capital ratio

                        PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma condensed balance sheet as of December 31, 1993, gives effect, as of that date, to the Merger. The pro forma condensed statements of income for the years ended December 31, 1993, 1992 and 1991 give effect to the Merger as if it had been consummated for all periods.

         The Merger will be accounted for under the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of CBT and BMC will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of CBT and BMC will be combined on CBT's consolidated balance sheet. No goodwill or other intangible assets will be created. Financial statements of CBT issued after the Merger will be restated retroactively to reflect the consolidated operations of CBT and BMC as if the Merger had taken place prior to the periods covered by such financial statements. See "THE MERGER-Accounting Treatment".

         The pro forma statements are not necessarily indicative of the financial position or the results of operations of the combined entities as they may be in the future or as they might have been had the transaction been consummated during all periods presented.

         The pro forma financial information should be read in conjunction with the separate historical financial statements of CBT and BMC and related notes thereto included in documents incorporated by reference herein. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

                                CBT CORPORATION
                 PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                            As of December 31, 1993
                                  (Unaudited)
                                 (In thousands)


                                                                            PRO FORMA                   CBT
 ASSETS                                   CBT (1)            BMC (1)       ADJUSTMENTS (3)            PRO FORMA
                                         ---------         ----------      -----------             --------------
 Cash and cash equivalents                $ 21,376           $   5,155                               $ 26,531
 Investment securities                      40,332              41,049                                 81,381
 Securities available for sale             144,728                --                                  144,728
                                           -------           ---------                               --------
   Total investments                       185,060              41,049                               $226,109

 Federal funds sold                          2,571               8,345                                 10,916

 Loans, net                                377,725             146,460                                524,185
 Reserve for loan losses                     8,483               2,515                                 10,998
                                          --------           ---------                               --------
 Net loans                                 369,242             143,945                                513,187

 Premises and equipment                     11,963               3,240                                 15,203
 Other assets                               10,285               3,245                                 13,530
                                          --------           ---------                               --------
   Total assets                           $600,497           $ 204,979                               $805,476
                                          ========           =========                               ========




 LIABILITIES AND
   STOCKHOLDERS' EQUITY

 Deposits:
 Non-interest bearing                     $ 44,598           $  16,907                              $  61,505
 Interest bearing                          423,696             163,443                                587,139
                                          --------            --------                              ---------
   Total deposits                          468,294             180,350                                648,644

 Liabilities for borrowed money             60,221               1,541                                 61,762
 Other liabilites                            5,043               1,315                                  6,358
                                          --------            --------                              ---------
   Total liabilities                       533,558             183,206                                716,764


 Capital stock                               4,100              1,360         $(1,360)(2)               4,100
 Surplus                                    13,298              3,885           1,360 (2)              18,543
 Retained earnings                          49,541             17,900          (1,372)(2)              66,069
 Treasury stock                                 --              (1372)          1,372 (2)                 --
                                          --------            --------                              ---------
   Total stockholders' equity               66,939              21,773           -0-                   88,712
                                          --------            --------                              ---------

 Total liabilities and
   stockholders' equity                   $600,497           $ 204,979       $   -0-                 $805,476
                                          ========            ========       ============            ========

___________________________________
(1)      Represents the historical balance sheet of the respective entities.
(2) Adjustments to eliminate the BMC capital stock with a corresponding increase in surplus and to reflect the cancellation of BMC treasury stock.
(3) Excludes costs of pooling of interests which are not considered to be material.

                                CBT CORPORATION
                     PRO FORMA COMBINED STATEMENT OF INCOME
                     For the  year ended December 31, 1993
                                  (Unaudited)
                 (In thousands except share and per share data)


                                                                                                       CBT
                                                             CBT                  BMC               PRO FORMA
                                                         ---------             --------             ---------
 Interest income:
  Interest and fees on loans                            $   33,072             $ 11,169            $   44,241
  Investment securities                                     10,874                3,095                13,969
  Other interest income                                        125                  222                   347
                                                        ----------             --------            ----------
   Total interest income                                    44,071               14,486                58,557

 Interest expense:
  Deposits                                                  17,147                5,927                23,074
  Short-term borrowings                                      1,539                   15                 1,554
  Long-term debt                                               328                    4                   332
                                                        ----------             --------            ----------
   Total interest expense                                   19,014                5,946                24,960
                                                        ----------             --------            ----------

  Net interest income                                       25,057                8,540                33,597
 Provision for loan losses                                   1,256                  110                 1,366
                                                        ----------             --------            ----------
  Net interest income after provision
   for loan losses                                          23,801                8,430                32,231
 Non-interest income                                         5,909                1,109                 7,018
 Non-interest expenses                                      19,367                5,869                25,236
                                                        ----------             --------            ----------
   Income before income taxes                               10,343                3,670                14,013
 Income tax expense                                          2,431                1,134                 3,565
                                                        ----------             --------            ----------
   Net income                                           $    7,912             $  2,536            $   10,448
                                                        ==========             ========            ==========

 Net income per common share                            $     2.86             $   4.24            $     2.64
 Average common shares outstanding                       2,767,519              598,587             3,964,693

                                CBT CORPORATION
                     PRO FORMA COMBINED STATEMENT OF INCOME
                     For the  year ended December 31, 1992
                                  (Unaudited)
                 (In thousands except share and per share data)

                                                                                                     CBT
                                                         CBT                    BMC                 PRO FORMA
                                                    ----------               --------              ----------
 Interest income:
  Interest and fees on loans                        $   34,340               $ 10,683              $   45,023
  Investment securities                                 12,110                  3,981                  16,091
  Other interest income                                    372                    214                     586
                                                    ----------               --------              ----------
    Total interest income                               46,822                 14,878                  61,700

 Interest expense:
  Deposits                                              19,955                  6,899                  26,584
  Short-term borrowings                                  1,616                      0                   1,616
  Long-term debt                                           426                      0                     426
                                                    ----------               --------              ----------
   Total interest expense                               21,997                  6,899                  28,896
                                                    ----------               --------              ----------
 Net interest income                                    24,825                  7,979                  32,804
 Provision for loan losses                               2,199                    242                   2,441
                                                    ----------               --------              ----------
  Net interest income after
   provision for loan losses                            22,626                  7,737                  30,363
 Non-interest income                                     5,225                    940                   6,165
 Non-interest expenses                                  17,935                  5,231                  23,166
                                                    ----------               --------              ----------
   Income before income taxes                            9,916                  3,446                  13,362
 Income tax expense                                      2,302                    756                   3,058
                                                    ----------               --------              ----------
   Net income                                       $    7,614               $  2,690              $   10,304
                                                    ==========               ========              ==========

 Net income per common share                        $     2.75               $   4.49              $     2.60
 Average common shares outstanding                   2,767,519                598,990               3,965,499

                                CBT CORPORATION
                     PRO FORMA COMBINED STATEMENT OF INCOME
                     For the  year ended December 31, 1991
                                  (Unaudited)
                 (In thousands except share and per share data)




                                                                                                                      CBT
                                                                       CBT                      BMC                  PRO FORMA
                                                                     -------                  -------                ---------
 Interest income:
  Interest and fees on loans                                      $   37,306                 $ 11,461               $   48,767
  Investment securities                                               13,241                    3,922                   17,163
  Other interest income                                                1,324                      447                    1,771
                                                                  ----------                 --------               ----------
   Total interest income                                              51,871                   15,830                   67,701

 Interest expense:
  Deposits                                                            27,706                    8,928                   36,634
  Short-term borrowings                                                1,382                        0                    1,382
  Long-term debt                                                         443                        0                      443
                                                                  ----------                 --------               ----------
   Total interest expense                                             29,531                    8,928                   38,459
                                                                  ----------                 --------               ----------

  Net interest income                                                 22,340                    6,902                   29,242
 Provision for loan losses                                             2,580                      267                    2,847
                                                                  ----------                 --------               ----------
  Net interest income after
   provision for loan losses                                          19,760                    6,635                   26,395
 Non-interest income                                                   4,944                      589                    5,533
 Non-interest expenses                                                16,718                    4,670                   21,388
                                                                  ----------                 --------               ----------
   Income before income taxes                                          7,986                    2,554                   10,540
 Income tax expense                                                    1,768                      606                    2,374
                                                                  ----------                 --------               ----------
   Net income                                                     $    6,218                 $  1,948               $    8,166
                                                                  ==========                 ========               ==========

 Net income per common share                                      $     2.25                 $   3.25               $     2.06
 Average common shares outstanding                                 2,767,519                  599,210                3,965,939

                              THE SPECIAL MEETING

GENERAL

         This Proxy Statement-Prospectus is being furnished to holders of BMC Common Stock in connection with the solicitation of proxy forms by the Board of Directors of BMC for use at the Special Meeting to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of BMC Common Stock is accompanied by a proxy form for use at the Special Meeting.

         This Proxy Statement-Prospectus is also furnished by CBT to BMC shareholders as a prospectus in connection with the issuance by CBT of shares of CBT Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME

         The Special Meeting will be held at the main office of the Bank of Marshall County, 11th and Poplar Streets, Benton, Kentucky, on ______, _______, 1994, at _:00 p.m. local time.

RECORD DATE

         The Board of Directors of BMC has fixed the close of business on ___________, 1994, as the record date for the determination of shareholders of BMC entitled to receive notice of and to vote at the Special Meeting.

VOTE REQUIRED

         As of the record date for the Special Meeting, there were 597,780 shares of BMC Common Stock outstanding. Each share of BMC Common Stock outstanding on such record date is entitled to one vote on each matter properly submitted at the Special Meeting. Approval of the Merger Agreement by the shareholders of BMC requires the affirmative vote of a majority of the votes entitled to be cast by the holders of record of BMC Common Stock.

         As of the record date for the Special Meeting, directors and executive officers of BMC and their affiliates owned beneficially an aggregate of 185,945 shares of BMC Common stock, or approximately 31% of the shares of BMC Common Stock outstanding on such date.

         THE BOARD OF DIRECTORS OF BMC UNANIMOUSLY RECOMMENDS THAT THE BMC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

VOTING AND REVOCATION OF PROXIES

         Shares of BMC Common Stock represented by a proxy form properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy form is signed and returned without indicating any voting instructions, shares of BMC Common Stock represented by the proxy form will be voted for the proposal to approve the Merger Agreement. Any proxy form given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by the proxy form are voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of BMC prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxy forms should be addressed as follows: BMC Bankcorp, Inc., 11th and Poplar Streets, Benton, Kentucky 42025, Attention:
Paul Thurman, Secretary. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy form.

         The Board of Directors of BMC is not aware of any business to be acted upon at the Special Meeting of its shareholders other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of BMC, who will not be specifically compensated for such services, may solicit proxy forms from the shareholders of BMC, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so. BMC will bear its own expenses in connection with the solicitation of proxy forms for the Special Meeting, except that CBT and BMC each will pay one-half of the costs incurred in printing and mailing this Proxy Statement-Prospectus, the proxy form and other solicitation materials. See "THE MERGER- Expenses".


                                   THE MERGER

         This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement, as well as the other appendices, in their entirety.


PARTIES TO THE MERGER

CBT Corporation

         CBT is a bank holding company under the BHC Act, headquartered in Paducah, Kentucky. CBT, with consolidated total assets of approximately $600 million at December 31, 1993, conducts its operations through its two bank subsidiaries, Citizens Bank and Pennyrile Citizens, and through a subsidiary of Citizens Bank, Fidelity Credit Corporation, a consumer finance company. CBT provides its banking related services through eight offices of Citizens Bank located in McCracken County, Kentucky and three offices of Pennyrile Citizens located in Christian County, Kentucky, and its consumer loan services in eight cities throughout western Kentucky. In addition to traditional deposit and lending products and services, CBT provides a full range of retail banking services including consumer, installment and residential lending, savings and checking deposit products, estate planning and related trust services and corporate trust services.

         CBT's principal executive offices are located at 333 Broadway, Paducah, Kentucky 42002 (telephone (502) 575-5100).

BMC Bankcorp, Inc.

         BMC is a bank holding company under the BHC Act, headquartered in Benton, Kentucky. Through its wholly-owned banking subsidiaries, Bank of Marshall County, Benton, Kentucky, Graves County Bank, Inc., Mayfield, Kentucky, and United Commonwealth Bank, Federal Savings Bank, Murray, Kentucky, BMC provides a full range of financial services. At December 31, 1993, BMC had consolidated total assets of approximately $205 million.

         BMC's principal executive offices are located at 11th and Poplar Streets, Benton, Kentucky 42025 (telephone (502) 527-1383).

BACKGROUND OF AND REASONS FOR THE MERGER;
RECOMMENDATION OF THE BOARD OF DIRECTORS

         Since 1984, directors and executive officers of BMC have received, from time to time, informal expressions of interest from certain bank holding companies, including CBT, regarding a possible combination with BMC. In early October 1993, CBT President William J. Jones called BMC Board Chairman Joe Tom Haltom to schedule a meeting later in the month. Mr. Jones met with Mr. Haltom and Kerry Harvey, a BMC director and BMC's general counsel, on October 17, 1993, at which time Mr. Jones expressed CBT's continuing interest in a possible affiliation with BMC. Mr. Haltom indicated that he would take any proposal from CBT to the BMC Board for its consideration.

         In early November, Mr. Haltom received letters from both CBT and another Kentucky bank holding company ("Company Two") expressing interest in an affiliation with BMC. At BMC's regular monthly board meeting on November 12, 1993, Chairman Haltom, with the BMC Board's consent, appointed a special committee (the "Committee") consisting of Directors Haltom, Morgan, Price and Harvey to review both expressions of interest and report back to the Board. During the following weeks, the Committee met separately with Mr. Jones and the President of Company Two, each of whom presented preliminary affiliation proposals. The Committee used the meetings as an opportunity to explore with the two presidents the operating philosphies of their respective organizations, the process of integrating BMC and its three subsidiary banks into a larger holding company structure, and the potential impact of an affiliation on BMC's employees and the communities BMC serves.

         At a special board meeting on December 3, 1993, the Committee reported on its progress to date. Having previously recommended that BMC engage a financial advisor to assist the Board in its evaluation of any affiliation proposals, Mr. Harvey reported on his discussions with several investment banking firms. After discussion, the Board authorized Mr. Harvey to negotiate and enter into an engagement agreement with The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") of Atlanta, Georgia to serve as BMC's financial advisor. The Board also agreed to exchange financial and certain other information with CBT and Company Two, and authorized Messrs. Haltom and Harvey to negotiate and enter into a confidentiality agreement with the two parties on BMC's behalf.

         After the December 3, 1993 board meeting, both Robinson-Humphrey and the Committee held additional meetings with representatives of CBT and Company Two.

         BMC's Board held a special meeting on December 28, 1993 to consider the revised affiliation proposals submitted by CBT and Company Two. The Board noted several advantages offered by the CBT proposal, including, among others
(i) a combination with CBT could
more likely be accomplished without the divestiture of any BMC subsidiary bank or the closing of any bank branches; (ii) the opportunity for BMC's directors, officers, employees, and shareholders to play a significant role in the future of the CBT organization; (iii) the likelihood that certain capital projects planned by BMC would not be affected by an affiliation with CBT; and (iv) the compatibility of the operating philosophies of CBT and BMC. The financial terms of CBT's proposal provided, among other things, that BMC shareholders would receive two shares of CBT Common Stock for each share of BMC Common Stock currently held. Representatives of Robinson-Humphrey present at the meeting indicated that both proposals could be considered fair to BMC shareholders from a financial point of view. However, based on the purely financial terms of the two proposals and the then current trading prices of the stocks of CBT and Company Two, Robinson-Humphrey viewed the proposal from Company Two as providing a greater current financial return to BMC shareholders. The closing trading price of CBT Common Stock on December 27, 1993 was $36.50. In its overall evaluation of the nonfinancial as well as the financial terms of the two proposals, the Board determined that an affiliation with CBT on substantially the terms set forth in CBT's proposal was the course of action in the best interests of CBT, its shareholders and employees, and the communities BMC serves, and voted to enter into a letter of intent with CBT.

         During the twelve days following the execution of the letter of intent on December 28, 1993, BMC engaged special legal counsel, and the parties and their respective legal and financial advisors met several times to negotiate the terms of a definitive merger agreement. The definitive agreement was presented to BMC's Board of Directors at a meeting on January 10, 1994. Representatives of Robinson-Humphrey were present and made a presentation analyzing the financial terms of the proposed merger with CBT. The average of the bid and asked prices of the CBT Common Stock immediately prior to the meeting on January 10, 1994, as quoted on the NASDAQ Small-Cap Market, was $44.95. In delivering orally the opinion of Robinson-Humphrey that, from a financial point of view, the terms of the Merger were fair to the shareholders of BMC, the Robinson-Humphrey representatives also indicated that, based on prices for their respective stocks on January 10, 1994, the financial terms of the proposals of CBT and and Company Two were substantially equivalent. After discussion of the financial and nonfinancial terms of the proposed Merger, the BMC Board voted unanimously to approve the Merger Agreement. The Merger Agreement was executed by duly authorized representatives of CBT and BMC on the same day.

         In reaching its conclusion to approve the Merger, the BMC Board considered a number of factors, including among others:

                 (i) The financial terms of the Merger. In this regard, the BMC Board considered: (a) a comparison of BMC to Midwest banking institutions with fewer than $2 billion in assets and a return on average assets greater than 1.00%; (b) a description of the proposed CBT transaction, including market and trading information regarding the form of consideration, CBT Common Stock; (c) a pro forma analysis of the Merger; and (d) a comparison of the financial terms of comparable bank mergers, in particular acquisitions of Southeast banks with fewer than $300 million in assets announced in 1993, indicating that the financial terms of the Merger compared favorably with other recent transactions.

                 (ii) The effect on shareholder value of BMC's continuing as an independent entity compared to the effect of the Merger with CBT. In this regard, the BMC Board considered that CBT Common Stock is listed for trading on NASDAQ. No organized trading market currently exists for BMC Common Stock and the BMC Board considered it unlikely that BMC would have opportunities for sufficient growth in the forseeable future to maintain an organized trading market. In addition, the BMC Board considered that the dividend yield to BMC shareholders would increase significantly as a result of the Merger.

                 (iii) Financial information and other information about CBT. In this regard, the BMC Board evaluated historical financial and operational information concerning CBT. The BMC Board believed the banking and business philosophies of CBT and BMC to be compatible and the banking markets served by CBT and BMC to be complementary. The BMC Board also considered that directors, officers, employees and shareholders of BMC will have the opportunity to take a significant future role in the CBT organization as a result of the Merger. BMC shareholders will own approximately 30% of the outstanding CBT Common Stock after the Merger, and four members of the BMC Board will join the CBT Board.

                 (iv) The impact generally of the Merger on the employees, customers, communities and other constituencies served by BMC. In this regard, the BMC Board of Directors considered that the Merger was not likely to require divestiture of any BMC subsidiary banks or the elimination of any subsidiary bank branches. The Merger also would not affect two significant capital projects planned by BMC -- construction of a new main office in Murray, Kentucky for United Commonwealth Bank, F.S.B. and of a new operations building in Benton, Kentucky. The affiliation with CBT would enable BMC to offer its customers a greater variety of banking products than it could as an independent entity. In addition, the Merger would likely provide BMC's employees career opportunities within a larger organization not currently available to them.

                 (v) Industry conditions generally. The BMC Board considered the probability of nationwide interstate banking, the continued disintegration of traditional geographic and industry lines, and the likelihood of further consolidation in the banking industry.

                 (vi) The terms other than the financial terms and structure of the Merger. The BMC Board considered in particular the fact that the Merger would be tax-free to BMC shareholders.

                 (vii) The opinion of Robinson-Humphrey as to the fairness from a financial point of view of the exchange ratio to the holders of BMC common stock. See "Opinion of Financial Advisor".

         Based on these factors, and such other matters as members of the BMC Board deemed relevant, the BMC Board unanimously approved the Merger Agreement as being in the best interest of BMC and its shareholders and recommended that BMC shareholders approve the Merger.

         The Board of Directors of CBT has also unanimously approved the Merger. CBT believes that the affiliation of BMC with CBT will provide CBT with greater geographic diversity and the opportunity to realize increased economies of scale while serving new customers with the expertise and knowledge of BMC's current management and employees. The approval of the Merger by CBT shareholders is not required and will not be sought.

OPINION OF FINANCIAL ADVISOR

General

         BMC retained Robinson-Humphrey to act as its financial advisor in connection with the Merger. Robinson-Humphrey has rendered an opinion to BMC's Board of Directors dated January 10, 1994, updated as of the date of this Proxy Statement-Prospectus, that based on the matters set forth therein, the consideration to be received pursuant to the Merger is fair, from a financial point of view, to the BMC shareholders. The text of such opinion is set forth in Appendix B to this Proxy Statement-Prospectus and should be read in its entirety by stockholders of BMC.

         The consideration to be received by BMC shareholders in the Merger was determined by BMC and CBT in their negotiations. No limitations were imposed by the Board of Directors or management of BMC upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

         In connection with rendering its opinion to BMC's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of BMC, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of BMC. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by BMC or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its analyses.

Valuation Methodologies

         In connection with its opinion on the Merger and the presentation of that opinion to BMC's Board of Directors, Robinson-Humphrey performed three valuation analyses with respect to BMC: (i) a comparison with comparable publicly traded companies; (ii) an analysis of comparable prices and terms of recent transactions involving banks; and (iii) a discounted cash flow analysis. For purposes of the comparable company and comparable transaction analyses, CBT stock was valued at $41.50 per share. Each of these methodologies is discussed briefly below.

                 Comparable Company Analysis. In performing its comparable company analysis, Robinson-Humphrey analyzed the market trading of BMC Common Stock relative to publicly traded banks that had total assets comparable to BMC. The institutions included in the comparison to BMC consisted of Ambanc Corp. (IN), AMCORE Financial, Inc. (IL), ANB Corporation (IN), BancFirst Ohio corp. (OH), Brenton Banks, Inc. (IA), CBT Corporation (KY), Chemical Financial Corporation (MI), Citizens Bancshares (OH), Firstbank of Illinois Co. (IL), First Commerce Bancshares (NE), First Financial Bancorp (OH), Farmers Capital Bank Corp. (KY), F&M Bancorporation, Inc. (WI), First Oak Brooks Bancshares
         (IL), First Merchants Corp. (IN), Heritage Financial Services (IL), Hawkeye Bancorporation (IA), Independent Bank Corporation (MI), Iowa National Bankshares Corp. (IA), Irwin Financial corporation (IN), Lake Share Bancorp, Inc. (IL), Mid-America Bancorp (KY), Mid Am, Inc. (OH), First National Bank corp. (MI), Mississippi Valley Bancshares (MO), National City Bancshares (IN), National City Bancorporation (MN), Northwest Illinois Bancorp (IL), Park National Corp. (OH), Peoples Bancorp, Inc. (OH), Peoples First Corporation (KY), Pinnacle Banc Group, Inc. (IL), Pikeville National Corporation (KY), Princeton National Bancorp (IL), State Financial Services (WI), Shoreline Financial Corp. (MI), 1st Source Corporation (IN), Suburban Bancorp, Inc. (IL), and S.Y. Bancorp, Inc. (KY).

                 Among the market trading information compared was market price to book value, of which the mean multiple for the comparables was 166.3%, compared to the multiple of approximately 232.0% of book value represented by the consideration to be received by BMC Shareholders in the Merger. Also examined was market price to the latest 12 months earnings per share, for which the average multiple for the comparable banks was
         12.6 compared to a multiple of approximately 17.4 represented by the consideration to be received by BMC shareholders in the Merger.

                 Comparable Transaction Analysis. Robinson-Humphrey performed an analysis of premiums paid for selected banks with comparable characteristics to BMC. Comparable transactions were considered to be 13 transactions during 1993 in which the seller was located in Kentucky.

                 Based on the foregoing transactions, the analysis yielded a range of transaction values to book value of 106.63% to 293.65%, with a mean of 173.4% and a median of 173.7%. These compare to a transaction value for the merger of approximately 232.0% of BMC book value as of September 30, 1993.

                 In addition, the analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transaction ranging from 106.63% to 293.65%, with a mean of 180.47% and a median of 189.17%. These compare to a transaction value to tangible book value at September 30, 1993 of approximately 232.0% for the Merger.

                 Lastly, the analysis yielded a range of transaction values as a multiple of trailing twelve-month earnings per share. These values ranged from 9.78 times to 18.95 times, with a mean of 13.82 times and a median of 13.72 times. These compare to a transaction value to the September 30, 1993 trailing twelve-months earnings per share of 17.40 times for the Merger.

                 No company or transaction used in the comparable company or comparable transaction analyses is identical to BMC. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

                 Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that BMC could produce through 1998, under various circumstances assuming that BMC performed in accordance with the earnings return projections of management at the time that BMC entered into acquisition discussions in November 1993. Robinson-Humphrey estimated the terminal value for BMC at the end of the period by applying multiples of earnings ranging from 10.0 to 12.0 and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates (ranging from 9.0% to 11.0%) chosen to reflect different assumptions regarding the required rates of return of BMC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $37.2 million to $43.6 million, or $62.18 to $72.87 per share, for BMC.

Compensation Of Robinson-Humphrey

         Pursuant to an engagement letter between BMC and Robinson-Humphrey, BMC has paid Robinson-Humphrey a fairness opinion fee of $65,000. In addition, BMC agreed to pay Robinson-Humphrey (at closing) an incremental success fee equal to 1.5% of any consideration above $44.9 million, less the $65,000 fairness opinion fee. Based upon the approximately $49.6 million aggregate purchase price for BMC, Robinson-Humphrey will be entitled to an incremental success fee of approximately $5,500 for its financial advisory services with respect to the Merger. Robinson-Humphrey is entitled to receive this success fee only upon the consummation of the Merger. BMC has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

         As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. BMC's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southern region of the United States, and its knowledge of financial institutions and BMC in particular.

TERMS OF THE MERGER

         At the Effective Time of the Merger, Acquisition Corp will be merged into BMC and each share of BMC Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically, by virtue of the Merger, be converted into 2 shares of CBT Common Stock. No fractional shares of BMC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of BMC Common Stock who would otherwise be entitled to receive a fraction of a share of CBT Common Stock shall receive, in lieu thereof, cash (without interest) in a dollar amount equal to such fractional interest multiplied by the average of the bid and asked price per share, as quoted on the NASDAQ Small-Cap Market for CBT Common Stock on the trading day which occurs immediately prior to the closing. All shares of BMC Common Stock that are owned by BMC as treasury stock immediately prior to the Effective Time shall be canceled and no cash, stock or other property will be delivered in exchange. CBT has agreed to cause the shares of CBT Common Stock to be issued to the BMC shareholders pursuant to the Merger to be listed for trading on NASDAQ.

         The Merger Agreement provides that, in the event the number of outstanding shares of CBT Common Stock is increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a stock split, stock dividend, recapitalization or other similar transaction, all without CBT receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of CBT Common Stock to be delivered in the Merger.

         Based on the outstanding shares of common stock of CBT and BMC as of December 31, 1993 (2,767,519 and 597,780 shares, respectively), the shareholders of BMC immediately prior to the consummation of the Merger will own CBT Common Stock representing approximately 30% of the shares of CBT Common Stock outstanding following consummation of the Merger. See "PRO FORMA FINANCIAL INFORMATION".

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective on the date Articles of Merger are filed with the Kentucky Secretary of State or at such later date and time as may be specified in the Articles of Merger. Such filing will be made, subject to the terms and conditions of the Merger Agreement, on the fifth business day following the effective date of the last order, approval or exemption of any federal or state regulatory agency approving the Merger and the expiration of all applicable waiting periods or such other time as BMC and CBT may agree. The parties currently expect that the Effective Time will be on or about ________, 1994, although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER-Conditions to the Merger" and "Regulatory Approvals".

SURRENDER OF CERTIFICATES

         No later than seven (7) days after the Effective Time, CBT will mail or deliver to each former holder of record of shares of BMC Common Stock a form of letter of transmittal, together with instructions for the exchange of BMC stock certificates for the consideration to which they are entitled in the Merger.

         BMC SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         Upon surrender to CBT of one or more certificates for BMC Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed or delivered to the holder thereof a certificate or certificates representing the number of shares of CBT Common Stock, to which such holder is entitled, together with all declared but unpaid dividends in respect to such shares and, where applicable, a check for the amount representing any fractional shares (without interest). A certificate for CBT Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the letter of transmittal and otherwise in proper form for transfer and the person requesting the issuance of such certificate either pays to CBT any transfer or other taxes required by reason of the issuance of the certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of CBT that such tax has been paid or is not applicable. Certificates surrendered for exchange by any person constituting an affiliate of BMC for purposes of Rule 145(c) under the Securities Act of 1933, as amended, (the "Securities Act"), will not be exchanged for certificates representing shares of CBT Common Stock until CBT has received a written agreement for such person as described under "Resales of CBT Common Stock".

         All CBT Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. After the Effective Time of the Merger, former holders of record of BMC Common Stock who receive shares of CBT Common Stock in the Merger will be entitled to vote the number of shares of CBT Common Stock into which their BMC shares have been converted, regardless of whether they have surrendered their BMC certificates. Dividends declared by CBT after the Effective Time of the Merger will include dividends on all shares of CBT Common Stock issued in the Merger, but no dividends or other distributions declared shall be paid to the holder of any unsurrendered certificate with respect to which shares of CBT Common Stock have been issued in the Merger until such certificate has been surrendered, promptly after which time all such dividends or distributions will be paid (without interest).
After the Effective Time of the Merger, there will be no transfers on the transfer books of BMC of the shares of BMC Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates representing such shares are presented for transfer to CBT, they will be canceled and exchanged for certificates representing shares of CBT Common Stock or cash in accordance with the Merger Agreement.

CONDITIONS TO THE MERGER

         The Merger will occur only if the Merger Agreement is approved by the requisite vote of the shareholders of BMC. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by law. Such conditions include:

         (i) the receipt of all necessary regulatory approvals, on terms and conditions that are satisfactory to CBT;

         (ii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness;

         (iii) the absence of any action or proceeding before any court or agency of competent jurisdiction challenging the Merger or seeking to prohibit consummation of the Merger which, in the reasonable judgment of the Board of Directors of CBT or BMC, has a reasonable probability of success;

         (iv) except as a result of (a) changes in banking laws or regulations of general applicability or interpretations thereof, (b) changes in generally accepted accounting principles or regulatory accounting principles, (c) changes that could, under the circumstances, reasonably have been anticipated in light of information previously disclosed by CBT to BMC, and (d) changes in the banking and/or savings and loan business which impact or are likely to impact both CBT and BMC in a similar manner, there shall not have been any material adverse change in the business, financial condition, prospects or operations of CBT or BMC since December 31, 1992;

         (v) the receipt by CBT of a written release from each of the executive officers and directors of BMC and its subsidiaries;

         (vi) the receipt by BMC of an opinion of CBT's counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that the Merger will not give rise to the recognition of gain or loss for federal income tax purposes;

         (vii) the receipt by BMC of an opinion from its financial advisor that, as of the date this Proxy Statement-Prospectus is delivered to the shareholders of BMC, the Merger is fair to the shareholders of BMC from a financial viewpoint and, unless the closing of the Merger occurs within thirty days after the Special Meeting, such opinion has not been withdrawn;

         (viii) the receipt by CBT of a letter from its accountants, Deloitte & Touche, to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and

         (ix) the continued accuracy in all material respects of representations and warranties by CBT and BMC contained in the Merger Agreement.

See "Regulatory Approvals," "Waiver and Amendment," and "Termination".

         In addition, unless waived, each parties' obligation to effect the Merger is subject to performance by the other party of its obligations under the Merger Agreement, the receipt of certain certificates from the other party, and the receipt of certain legal opinions from the other parties' counsel. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.

         Each of CBT and BMC conducted a pre-acquisition investigation and review of the books, records and facilities of the other. The Merger Agreement provides that either party could terminate the Merger Agreement within seven days of the conclusion of the investigation if such investigation disclosed matters which it believed to be either (i) inconsistent in any material respect with the other's representation and warranties contained in the Merger Agreement, or (ii) in the reasonable judgment of its Board of Directors, (x) of such significance as to materially and adversely affect the financial condition or the results of the other on a consolidated basis, or (y) to deviate materially and adversely from the other's audited consolidated financial statements for the year ended December 31, 1992. Neither CBT nor BMC gave notice of termination of the Merger Agreement as a result of their pre-acquisition investigation. Pursuant to the Merger Agreement, therefore, each of CBT and BMC are deemed to have waived its rights to refuse to consummate the Merger on account of a breach of the other party's representations and warranties of which it was aware as a result of its pre-acquisition investigation.

REGULATORY APPROVALS

         The Merger is subject to approval by the Federal Reserve Board under Sections 3 and 4 of the BHC Act. Applications for such approval were filed by CBT with the Federal Reserve Board on February 18, 1994. Such applications were accepted for filing on March 24, 1994 and the Federal Reserve has indicated that it will act on the applications on or before April 23, 1994. Under the BHC Act, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration, among other things, the financial and managerial resources and future prospects for the existing institutions, the convenience and needs of the communities to be served and the record of performance of the institutions in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by the institutions.

         The Merger is also subject to the approval of the Commissioner of the KDFI. Under Kentucky's banking laws, the Commissioner must approve the Merger if he finds that (i) the terms of the Merger are in accordance with Kentucky law, (ii) the financial condition, or the competence, experience and integrity of CBT or its principals are such as will not jeopardize the financial stability of BMC, (iii) the public convenience and advantage will be served by the acquisition, and (iv) no federal regulatory authority whose approval is required has disapproved the Merger because it would result in a monopoly or substantially lessen competition.

         The Merger is also subject to the approval of the OTS. CBT submitted an application for approval of the Merger with the OTS on March 9, 1994. Under the Home Owners' Loan Act, the OTS must withhold approval of the Merger if it finds that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographical area. The OTS will also take into consideration the financial and managerial resources and future prospects of the institutions following the transaction, as well as the compliance records of such institutions under the Community Reinvestment Act.

         Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. CBT and BMC believe that the Merger raises no significant antitrust concerns.

         CBT and BMC have filed all applications, and have taken or will take other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Merger Agreement provides that the obligation of each of CBT and BMC to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, and, with respect to CBT, on terms and subject to conditions satisfactory to CBT. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of the such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such a privilege or action, including a challenge by the Department of Justice or, if such a challenge is made, the result thereof.

         CBT and BMC are not aware of any governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action will be sought.

BUSINESS PENDING THE MERGER

         The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time of the Merger, except as provided in the Merger Agreement, each of CBT and BMC will, and will cause each of their subsidiaries to, among other things, conduct its business in the usual, regular and ordinary course.

NO SOLICITATIONS OF TRANSACTIONS BY BMC

         Prior to the Effective Time of the Merger, BMC has agreed that it will not solicit or encourage (including by way of furnishing nonpublic information) inquiries, or authorize or permit any of its officers, directors, employees, advisors or representatives to solicit or encourage any takeover proposal or, if not inconsistent with the fiduciary duties of BMC's directors, (i) take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or (ii) agree to or endorse any takeover proposal, or (iii) participate in any discussions or negotiations or provide third parties with any nonpublic information, relating to any such inquiry or proposal. "Takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BMC or any subsidiary of BMC or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, BMC or any subsidiary, other than the Merger.

DIVIDENDS

         Beginning with the first calendar quarter of 1994 and for each succeeding calendar quarter thereafter prior to the calendar quarter in which the Effective Time occurs, BMC may declare and pay quarterly dividends on shares of BMC Common Stock in an amount not to exceed $.20 per share of BMC Common Stock. BMC may not declare or pay any dividends or make any distributions in any amount on BMC Common Stock in the quarter in which the Effective Time occurs and in which the shareholders of BMC Common Stock are entitled to receive regular quarterly dividends on the shares of CBT Common Stock into which the shares of BMC Common Stock have been converted. The holders of BMC Common Stock will receive either the payment of cash dividends on their shares of BMC Common Stock or the payment of cash dividends as the holders of shares of CBT Common Stock received in the Merger for the calendar quarter in which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as a holder of BMC Common Stock and the payment of a cash dividend as a holder of CBT Common Stock.

WAIVER AND AMENDMENT

         Prior to or at the Effective Time of the Merger, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger and the restrictions described under "Business Pending the Merger," may be (i) waived in writing by the party which is entitled to the benefits thereof, or (ii) amended at any time by written agreement of the parties, whether before or after the Special Meeting.

TERMINATION

         The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval by the shareholders of BMC, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (i) by mutual consent of the Boards of Directors of CBT and BMC, or (ii) by either the Board of Directors of CBT or the Board of Directors of BMC [a] at any time after September 30, 1994, or [b] in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured after 30 days written notice thereof is given to the party committing such breach, or (iii) by CBT, if BMC shareholders owning greater than 9.5% of the issued and outstanding shares of BMC Common Stock dissent from the Merger.

         In addition, CBT may terminate the Merger Agreement if the Average Price Per Share is greater than $46.875 and BMC may terminate the Merger Agreement if the Average Price Per Share is less than $31.875. "Average Price Per Share" means the average of the bid and asked price per share, as quoted by NASDAQ, for CBT Common Stock for the 20 trading days which occur immediately prior to the third business day prior to the Closing Date. If prior to the date on which the Average Price Per Share is determined CBT effects a stock dividend or makes distributions upon or subdivides, splits up, reclassifies or combines its shares of Common Stock, an appropriate adjustment or adjustments will be made in the Average Price Per Share.

         In the event of the termination and abandonment of the Merger Agreement pursuant to the termination provisions thereof, the Merger Agreement will become void and have no effect, except that (i) certain provisions of the Merger Agreement relating to expenses and confidentiality of information obtained pursuant to the Merger Agreement or in connection with negotiation thereof, will survive any such termination and abandonment, and (ii) no party will be relieved or released from any liability arising out of a breach of any provision of the Merger Agreement giving rise to such termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         After the consummation of the Merger, BMC will become a wholly-owned subsidiary of CBT. It is anticipated that the operations of BMC and its subsidiaries will continue after the Effective Time of the Merger substantially unchanged. During the discussions and negotiations leading up to the Merger Agreement, CBT and BMC considered the joint conduct of their businesses and their future business strategies and plans. These discussions included certain commitments by BMC and statements of current intention by CBT. CBT's intentions with respect to the joint conduct of CBT's and BMC's businesses, as set out below and in the Merger Agreement, are subject to fiduciary duties, regulatory considerations, safe and sound banking practices, and sound business principles.

         CBT intends no substantial reduction in or replacement of, the officers or employees of BMC's subsidiaries; it is intended that any reduction in employees be accomplished over a reasonable period of time through natural attrition as opposed to termination. Nor does CBT intend to change the name of any of BMC's subsidiaries or to sell, merge or divest any of such subsidiaries or a material amount of the assets of any of such subsidiaries.

         CBT acknowledges that the plans of United Commonwealth Bank, Federal Savings Bank for construction of a new main office in Murray, Kentucky shall proceed as currently planned. CBT and BMC intend that the operations center, which will most likely be constructed on property adjacent to Bank of Marshall County's main office in Benton, Kentucky, will be utilized for the operations of BMC's subsidiaries and have the capacity to be considered for future utilization for the operations of additional CBT affiliates.

         Following the Merger, it is anticipated that the Board of Directors of BMC will consist of those persons currently serving as directors of BMC. Subject to CBT's expression of intent as contained in the Merger Agreement, as the owner of all of the outstanding capital stock of BMC, CBT will be entitled to remove or not reelect such officers and directors of BMC and its subsidiaries, and to make any other changes in its business or operation in the future as CBT may deem necessary or appropriate. BMC intends, prior to the Effective Time, after consultation with CBT, to increase the number of members of the Boards of Directors of each of Graves County Bank and United Commonwealth Bank, Federal Savings Bank by one member. CBT intends not to change, replace, delete or add directors to the Boards of Directors of BMC's subsidiaries, except after consultation in good faith with the then serving members of the Board of Directors of the applicable subsidiary, or to impose any age limitation on directors of such subsidiaries.

EMPLOYEE BENEFITS

         CBT has agreed in the Merger Agreement, following the Effective Time of the Merger, to provide to officers and employees of BMC and its subsidiaries such employee benefits as CBT generally provides to employees and officers of a CBT subsidiary, on a non- discriminatory and substantially similar basis. For purposes of eligibility to participate in such plans and the nonforfeitability of benefits accrued thereunder, employees of BMC and their subsidiaries will be credited with all prior years of service and, with respect to health insurance provided to employees of BMC or its subsidiaries, such employees shall be provided coverage under

CBT's group health insurance plan without limitation for lapse of coverage or preexisting conditions.

         At such time as the employees and officers of BMC and its subsidiaries become participants in CBT's Profit Sharing 401(k) and Money Purchase Pension Plans, the BMC Employees' Profit Sharing Plan will either be terminated or be merged with the CBT Profit Sharing 401(k) Plan. The chief executive officer and other appropriate senior executive officers of BMC and its subsidiaries will be eligible to participate in CBT's incentive stock option plan, incentive compensation plans and other plans maintained by CBT for senior officers on the same basis as the senior officers of other CBT affiliates.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         Directors of CBT. At the Effective Time, CBT has agreed to cause Joe Tom Haltom, Billy B. Morgan and Kerry B. Harvey (all of whom are directors of
BMC) to become members of the Board of Directors of CBT. If any of Messrs. Haltom, Morgan and Harvey refuses or is unable to serve, after consultation with BMC's Board of Directors CBT will cause another member of BMC's Board of Directors to become, at the Effective Time, a member of CBT's Board of Directors. Mr. Haltom and Mr. Morgan will be eligible to serve as directors of CBT without regard to any existing or future CBT director age limitations until such time as they become 80 years of age. Neither Mr. Morgan nor Mr. Haltom will be eligible to be elected as a CBT director at the CBT annual meetings of shareholders following the date upon which they reach 80 years of age. In addition, upon the first vacancy to occur on the CBT Board of Directors following the Effective Time as a result of the death, disability, retirement, refusal to serve, or failure to be nominated of a member of CBT's Board of Directors serving just prior to the Effective Time, CBT, after consultation with the current members of BMC's Board of Directors, will cause the vacancy to be filled with a current member of the BMC Board of Directors. It is the intention of CBT that CBT's Board of Directors will include four members who now serve on BMC's Board of Directors.

         Indemnification of Board of Directors. Conditioned upon the effectiveness of the Merger, CBT has agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, each individual who served as a director or executive officer of BMC or any subsidiary of BMC at any time prior to the Effective Time (an "Indemnified Person"), from and against any claim, action, suit, proceeding, demand, judgment, investigation, assessment, cost and expense, including reasonable counsel fees, and amounts paid in settlement, incident to, arising out of, or caused by the Merger Agreement or any of the transactions contemplated therein. CBT will promptly pay expenses (including reasonable attorneys fees' and expenses) in advance of the final disposition of any such claim, action, suit, proceeding or investigation to an Indemnified

Person to the fullest extent permitted by applicable law, and will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, CBT will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld); and provided, further, that CBT's obligations will not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Person involving the fraud, bad faith and/or reckless disregard of such Indemnified Person related to any threatened or actual claim, action, suit, proceeding or investigation brought by CBT against any Indemnified Person.

         From and after the Effective Time, CBT has agreed to cause all directors and officers of BMC and its subsidiaries to be covered by CBT's directors and officers liability insurance policy on a basis at least equal to the coverage currently provided to the directors and officers of CBT and its banking subsidiaries. In addition, CBT has agreed that CBT, BMC or any BMC subsidiary will indemnify any person who on the Effective Time was a director or officer of BMC or any subsidiary against any losses, claims, damages, liabilities, expenses (including attorneys fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (i) arising out of or based in part upon any act or failure to act (other than acts involving fraud, intentional or willful misconduct or bad faith) of such director or officer, in his or her capacity as an officer or director, before the Effective Time; or (ii) arising out of the fact that such person is or was a director or officer of BMC or the subsidiary (collectively, the "Liabilities").

         For a period of six years with respect to taxes and for a period of three years with respect to other matters, the directors and officers of BMC or a BMC subsidiary at the Effective Time will be indemnified with respect to a Liability (a) to the extent such indemnification is permissible under applicable state or federal law in effect as of the date hereof or as amended prior to the Effective Time and, (b) in each such case, to the extent a court of competent jurisdiction has not determined the director or officer failed to discharge his duties as a director or officer in good faith and in a manner he honestly believed to be in the best interests of BMC or the BMC subsidiary, as the case may be, and (c) with respect to any matter asserted or made within the applicable period, until final disposition of the matter. CBT, BMC or the BMC subsidiary will pay expenses in advance of the final disposition of any such action or proceeding to each person entitled to indemnification hereunder to the full extent permitted by applicable state or federal law upon receipt of any undertaking required by applicable law. After the Effective Time, the directors and officers of BMC or a BMC subsidiary will have the same indemnification rights as are provided to the other directors or officers of CBT's banking subsidiaries. CBT has also agreed not to assert any claim, action or suit against any directors or officers of BMC or its subsidiaries for acts or failures to act of such director or officer occurring before the Effective Time in such directors or officer's capacity as a director or officer of BMC or a BMC subsidiary, except for acts involving fraud, intentional or willful misconduct or bad faith. CBT will provide persons who are serving as officers or directors of BMC or any BMC subsidiary as of the Effective Time such "prior acts" insurance against Liabilities comparable in scope and coverage to the directors and officers insurance maintained by BMC and its subsidiaries, if such coverage is reasonably available.

STOCK OPTION AGREEMENT

         Simultaneously with the execution of the Merger Agreement, CBT and BMC entered into the Stock Option Agreement. The following summary of the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is included as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus forms a part.

         Pursuant to the Stock Option Agreement, BMC granted to CBT an irrevocable and exclusive option to purchase an aggregate of 148,512 shares of BMC's authorized but unissued common stock at an exercise price of $75.00 per share. The option price is equal to the average of the bid and asked prices reported on the NASDAQ Small-Cap Market for CBT Common Stock on December 28, 1993, multiplied by the Exchange Ratio. The number of shares exercisable under the Stock Option Agreement is subject to adjustment as provided therein. Upon exercise of the Option, CBT would own 19.9% of the then outstanding shares of BMC Common Stock.

         The Option will expire if not exercised prior to the earlier of (an "Option Termination Event") [i] the time the Merger becomes effective, [ii] CBT or BMC receive written notice from the Federal Reserve that the exercise of the Option is not consistent with the BHCA, [iii] termination of the Merger Agreement by CBT if such termination occurs prior to the occurrence of an Initial Triggering Event (as defined below), [iv] the first business day after the 365th calendar day following termination of the Merger Agreement by CBT if such termination follows the occurrence of an Initial Triggering Event (but not later than 18 months after such Initial Triggering Event), [v] termination of the Merger Agreement by BMC (provided such termination is not the result of the shareholders of BMC failing to approve the Merger), or [vi] termination of the Merger Agreement by the mutual consent of CBT and BMC.

         CBT may exercise the Option, in whole or in part, subject to regulatory approval, at any time after the occurrence of both an "Initial Triggering Event" and a "Purchase Event", if both such events have occurred prior to the occurrence of an Option Termina-tion Event. An "Initial Triggering Event" will have occurred at such time as one of the following events occurs and CBT determines in good faith that there is a reasonable likelihood that, as a result of the occurrence of any of the following events, consummation of the Merger pursuant to the terms of the Merger Agreement is jeopardized:

         (i) any person (other than CBT or any CBT subsidiary or affiliate) shall have commenced a bona fide offer to purchase shares of BMC Common Stock such that, upon consummation of the offer, such person would own or control 10% or more of the outstanding shares of BMC Common Stock, or shall have entered into an agreement with BMC, or shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval, to (A) merge or consolidate or enter into any similar transaction, with BMC, (B) purchase, lease or otherwise acquire all or substantially all of the assets of BMC, or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of BMC;

         (ii) any person (other than CBT, Acquisition Corp, any CBT subsidiary or affiliate, or any subsidiary of BMC in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of BMC Common Stock;

         (iii) any person (other than CBT or any CBT subsidiary or affiliate) shall have made a bona fide proposal to BMC after the date of the Merger Agreement by public announcement or written communication that is the subject of public disclosure or regulatory report or filing to
         (A) acquire BMC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or
         (B) make an offer described in clause (i) above;

         (iv) any person shall have solicited proxies in a proxy solicitation in opposition to approval of the Merger Agreement by BMC's shareholders; or

         (v) BMC shall have willfully breached any provision of the Merger Agreement, which would entitle CBT to terminate the Merger Agreement and such breach has not been cured pursuant to the terms of the Merger Agreement.

         A "Purchase Event" will have occurred at such time as (i) any person (other than CBT or any CBT subsidiary or affiliate) acquires beneficial ownership of 50% or more of the then-outstanding shares of BMC Common Stock, or
(ii) BMC enters into an agreement with another person (other than CBT or any CBT subsidiary) pursuant to which such person is entitled to acquire 50% or more of the then outstanding shares of BMC Common Stock.

         The Stock Option Agreement could have the effect of discouraging persons who now or prior to the Effective Time of the Merger might be interested in acquiring all of or a significant interest in BMC from considering or proposing such an acquisition, even if such persons were prepared to propose greater consideration per share for BMC Common Stock than the consideration per share represented by the Exchange Ratio. To the best of CBT's and BMC's knowledge, no event giving rise to the exercise of the Option has occurred as of the date of this Proxy Statement-Prospectus.

ACCOUNTING TREATMENT

         Consummation of the Merger is conditioned upon the receipt by CBT of an opinion from Deloitte & Touche, CBT's independent public accountants, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreement. CBT and BMC have agreed to use their best efforts to cause the Merger to qualify for pooling-of-interests treatment by CBT.

         Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of CBT and BMC will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of CBT and BMC will be combined on CBT's consolidated balance sheet and no goodwill or other intangible assets will be created. Financial statements of CBT issued after the Merger will be restated retroactively to reflect the consolidated operations of CBT and BMC as if the Merger had taken place prior to the periods covered by such financial statements.

         The unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "COMPARATIVE UNAUDITED PER SHARE INFORMATION", "SELECTED CONSOLIDATED FINANCIAL DATA", AND "PRO FORMA FINANCIAL INFORMATION".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary description of the material federal income tax consequences of the Merger, This summary is not a complete description of all the consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each BMC shareholder is advised to consult his or her own tax advisor as to the specific tax consequences of the Merger.

         Consummation of the Merger is conditioned upon BMC's receipt of an opinion of CBT's counsel, in form and substance reasonably satisfactory to BMC and its counsel to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code (the "Code") and that, except with respect to the payment of cash for fractional shares or in connection with the exercise of dissenters' rights, the conversion of BMC Common Stock into CBT Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to the shareholders of BMC. If the Merger constitutes a reorganization within the meaning of Section 368 of the Code, it will have the federal income tax consequences described below, among others.

         1. No gain or loss will be recognized by shareholders of BMC who receive solely shares of CBT Common Stock as a result of the Merger.

         2. The basis of the shares of BMC Common Stock received by shareholders of BMC (including any fractional share interests to which they may be entitled) will be the same as their basis in the shares of BMC Common Stock surrendered by them in exchange for CBT Common Stock.

         3. The holding period of the shares of CBT Common Stock received by the shareholders of BMC will include the holding period during which they held their shares of BMC Common Stock surrendered by them in exchange for CBT Common Stock, provided the shares of BMC Common Stock were held as capital assets at the Effective Time of the Merger.

         4. A dissenting shareholder of BMC who receives cash in exchange for his or her shares of BMC Common Stock will be treated as having received such cash in a distribution in redemption of his or her BMC Common Stock if the requirements of Section 302(b) of the Code are met, taking into account the attribution rules of Code Section 318 pursuant to Code Section 302(c). Under Code Section 1001, gain or loss (subject to the limitations of Code Section
267) will be realized and recognized by any such dissenting shareholder in an amount equal to the difference between the amount of cash received and the adjusted basis of the shares of BMC Common Stock surrendered, as determined under Code Section 1011.

         5. A shareholder of BMC who receives cash in lieu of fractional share interests of CBT Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the Merger and then were redeemed by CBT. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a). As provided in Code Section 1001, gain or loss will be realized and recognized by such shareholder in an amount equal to the difference between the redemption price and the adjusted basis of CBT Common Stock surrendered therefor.

         6. No gain or loss will be recognized by BMC or CBT by reason of the Merger.

         THE FOREGOING IS INTENDED TO BE ONLY A GENERAL OVERVIEW OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND SHOULD NOT BE CONSIDERED TO BE TAX ADVICE. IT DOES NOT ADDRESS THE STATE OR LOCAL TAX ASPECTS OF THE MERGER, NOR DOES IT ADDRESS FEDERAL TAX ISSUES THAT MAY BE AFFECTED BY THE SHAREHOLDER'S PARTICULAR TAX CIRCUMSTANCES (e.g. ALTERNATIVE MINIMUM TAX, FOREIGN TAX, etc.). THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. BMC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES WITH RESPECT TO THE FOREGOING MATTERS AND ANY OTHER CONSIDERATIONS THAT MAY BE APPLICABLE TO THEM.


RESALES OF CBT COMMON STOCK

         The shares of CBT Common Stock issuable to shareholders of BMC upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be affiliates of BMC as that term is defined in the rules under the Securities Act. Affiliates are generally defined as persons who control, are controlled by or are under common control with BMC at the time of the Special Meeting. Accordingly, the directors and executive officers of BMC may be deemed to be affiliates of BMC. CBT Common Stock received by those shareholders of BMC who are deemed to be affiliates of BMC may be resold without registration as provided for by Rules 144 and 145, or as otherwise permitted under the Securities Act. This Proxy Statement-Prospectus does not cover any resales of CBT Common Stock received by affiliates of BMC, or by certain of their family members or related interests.

         BMC has agreed to use its best efforts to cause each holder of BMC Common Stock who may be deemed to be an affiliate to enter into an agreement providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of CBT Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. In addition, BMC has agreed to use its best efforts to cause each such person to enter into an agreement providing that such person will not sell, pledge, transfer or otherwise dispose of shares of BMC Common Stock until such time as financial results covering at least 30 days of combined operations of CBT and BMC have been published.

EXPENSES

         The Merger Agreement provides that CBT and BMC will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of its financial or other consultants, investment bankers, accountants and counsel, except that, BMC and CBT will divide equally all printing and mailing costs in connection with this Proxy Statement-Prospectus.

DISSENTERS' RIGHTS

         Under Kentucky law, a shareholder entitled to vote on the Merger may dissent and obtain payment of the fair value of his or her shares if the Merger is approved by the shareholders of BMC. Generally, dissenters' rights are a shareholder's sole remedy for objecting to the Merger Agreement. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Business Corporation Act which is attached as Appendix C hereto. Accordingly, any holder of BMC Common Stock intending to exercise dissenters' rights is urged to review Appendix C carefully and to consult his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of BMC Common Stock to perfect dissenters' rights.

         A shareholder wishing to exercise dissenters' rights must deliver to BMC, prior to the vote on the Merger at the Special Meeting, a written notice of intent to demand payment for his or her shares if the Merger is consummated and must refrain from voting in favor of the Merger. The written notice of intent must be given in addition to and separate from any vote, in person or by proxy, against approval of the Merger Agreement; a vote, in person or by proxy, against approval of the Merger Agreement will not constitute such a written notice. The written notice of intent should be sent to any BMC Bankcorp, Inc., 11th and Poplar Streets, Benton, Kentucky 42025. It is recommended that all required documents to be delivered by mail be sent registered or certified mail with return receipt requested.

         BMC SHAREHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT MUST NOT VOTE FOR APPROVAL OF THE MERGER AGREEMENT. A VOTE BY A SHAREHOLDER AGAINST APPROVAL OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR THAT SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS. HOWEVER, IF A SHAREHOLDER RETURNS A SIGNED PROXY FORM BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY FORM, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT SHAREHOLDER'S DISSENTERS' RIGHTS.

         If the Merger is approved, within ten days after the Special Meeting (or any adjournment thereof), BMC will send to all shareholders exercising their dissenters' rights a dissenters' notice which will state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited; encloses a form for demanding payment to be completed by the dissenter and returned to BMC; establishes the date (not less than 30 no more than 60 days after the delivery of the Dissenters' Notice) by which BMC must receive the demand for payment from the shareholder; and encloses a copy of Subtitle 13 of the Kentucky Business Corporation Act. After a shareholder receives the dissenters' notice, he or she must deliver the demand for payment to BMC and deposit his or her shares in accordance with the dissenters' notice.

         Upon its receipt of the demand for payment, BMC will send to each dissenting shareholder a statement containing an estimate by BMC of the fair value of the dissenter's shares as of the day before the date of the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger (unless exclusion would be inequitable), and payment based on that estimate plus accrued interest. The payment will be accompanied by an explanation of how interest was calculated along with the balance sheet of BMC as of the end of the most recent fiscal year, an income statement, a statement of changes in shareholders' equity and the latest available interim financial statement. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter's own estimate of the fair value.

         BMC is not required to send payment with the statement of its estimate of fair value to a dissenter who was not a beneficial owner of the shares at the time of the first public announcement of the Merger Agreement, but rather may offer to purchase the shares based on the estimate. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.

         Within 30 days after BMC has delivered its estimate of fair value, a dissenting shareholder may notify BMC of his or her own estimate of the fair value of the shares and demand payment of the balance due under such estimate.

         If an agreement is not reached as to the fair value of the shares, then within 60 days after receiving the dissenter's payment demand, BMC must file a petition in the circuit court of Marshall County requesting the court to determine the fair value of the shares and the accrued interest. If BMC fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

         Each dissenting BMC shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by BMC. In an appraisal proceeding, the Marshall County Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against BMC, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable as follows: (i) against BMC and in favor of any or all dissenters' if the court finds BMC did not substantially comply with the statutory requirements set forth in Sections 271B.13-200 through 271B.13-280 of the Kentucky Revised Statutes; or (ii) against either BMC or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Business Corporation Act.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against BMC, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefited.

         If BMC does not consummate the Merger within 60 days after the deadline for demanding payment and depositing certificates, it must return all deposited shares. If BMC fails to do so, the dissenter may nevertheless proceed with the exercise of his or her dissenters' rights, and BMC will have no further right to terminate the dissenters' rights by returning deposited shares.

         A record shareholder may dissent as to less than all of the shares registered in his or her name only if he or she dissents with respect to all of the shares beneficially owned by any one person and notifies BMC in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters' rights. In that event, such dissenters' rights shall be determined as if the shares as to which the shareholder has dissented and the shareholder's other shares were registered in the names of different shareholders.

         A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if he or she submits to BMC the record shareholder's written consent to the dissent no later than the time such beneficial shareholder asserts his or her dissenters' rights, and he or she dissents as to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

         SHAREHOLDERS OF BMC SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY

BUSINESS CORPORATION ACT WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE MERGER AGREEMENT AND THE MERGER.

                        DESCRIPTION OF CBT COMMON STOCK

         Shares of CBT Common Stock issued in the Merger will be fully paid and nonassessable. Each share of CBT Common Stock is entitled to one vote on all matters on which holders of common stock are entitled to vote, except in the election of directors. In the election of directors, cumulative voting rules apply and each shareholder is entitled to cast a number of votes equal to the number of such shareholder's shares multiplied by the number of directors to be elected and to distribute such votes among one or more of the nominees to be elected. Holders of CBT Common Stock are entitled to receive such dividends as may be declared by the Board of Directors. Holders of CBT Common Stock are entitled to receive distributions upon liquidation of CBT. Holders of CBT Common Stock are not entitled to preemptive or other subscription rights. See "CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS".


                     COMPARATIVE STOCK PRICES AND DIVIDENDS

         CBT Common Stock is traded in the over-the-counter market and quoted on the NASDAQ Small-Cap Market under the symbol CBTC. The following table sets out the high and low bid prices in the CBT Common Stock and cash dividends declared during the years 1992 and 1993 and the first quarter of 1994. Historically, CBT Common Stock has not been actively traded, and there has been little trading volume in the market for CBT Common Stock. The sales price information reflects the range of sales prices for CBT Common Stock as reported by NASDAQ.

                                                                    Price Per                    Quarterly
                                                                   Common Share                  Dividends
                                                                   ------------                 Per Common
                                                              High             Low                 Share
                                                              ----             ---              ----------
 1992
  1st Quarter                                                 22.67            20.00               $.17
  2nd Quarter                                                 30.25            22.67                .17
  3rd Quarter                                                 30.50            26.50                .18
  4th Quarter                                                 29.00            26.50                .18

 1993
  1st Quarter                                                $31.50           $27.00               $.18
  2nd Quarter                                                 34.50            31.50                .20
  3rd Quarter                                                 35.50            32.50                .20
  4th Quarter                                                 37.00            35.50                .20

 1994
  1st Quarter                                                                 $  .                 $.20
                                                                              -----


         At December 31, 1993, CBT Common Stock was held of record by approximately 1,000 shareholders.

         CBT's policy is to declare regular quarterly dividends based upon its earnings, financial position, capital requirements and such other factors deemed relevant by the Board of Directors. This dividend policy is subject to change, however, and the payment of dividends by CBT is necessarily dependent upon the availability of earnings and CBT's financial condition in the future. The payment of dividends on CBT Common Stock is also subject to applicable regulatory capital requirements.

         BMC Common Stock has never been traded on any securities exchange and an established continuing public market has never been developed. Private trading has been limited to the Western Kentucky market area, primarily Marshall County. BMC provided an offer to purchase up to 31,453 outstanding shares of BMC Common Stock at $47.69 per share in cash from a period June 28, 1993 to August 31, 1993. The offer was made to all holders of record as of June 25, 1993 and was not extended. As a result of the offer, private trading of BMC Common Stock increased as 12,190 shares changed hands at the $47.69 price. In addition, BMC acquired 1,210 shares during the offer period. The price per share of the BMC Common Stock did not drop after the expiration of the offer to purchase.

         The following table sets out, to the best knowledge of BMC management, the high and low sale prices in the BMC Common Stock during the years 1992 and 1993 and the first quarter of 1994. BMC Common Stock is traded infrequently and market information regarding BMC Common Stock has been derived from prices reported to BMC. Because the price of some private trades are not reported to BMC, the ranges presented may not be accurate.

                                                                                 Price Per
                                                                                Common Share
                                                                                ------------

                                                                       High                       Low
                                                                       ----                       ---
 1992
  1st Quarter                                                        $29.00                       $28.00
  2nd Quarter                                                         30.00                        30.00
  3rd Quarter                                                         31.20                        30.00
  4th Quarter                                                         32.52                        32.40
 1993
  1st Quarter                                                         33.60                        32.40
  2nd Quarter                                                         34.00                        33.60
  3rd Quarter                                                         47.69                        34.00
  4th Quarter                                                         52.00                        47.69

 1994
  1st Quarter



         At December 31, 1993, BMC Common Stock was held of record by 374 shareholders. BMC declared and paid semi-annual dividends of $.30 per share in 1992 and $.34 per share in 1993.


                 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Both CBT and BMC are Kentucky corporations subject to the provisions of the Kentucky Business Corporation Act. Shareholders of BMC whose rights are governed by BMC's Articles of Incorporation and Bylaws will, upon consummation of the Merger, become shareholders of CBT. The rights of such shareholders as shareholders of CBT will then be governed by the Articles of Incorporation of CBT and all amendments thereto, the Bylaws of CBT, and the Kentucky Business Corporation Act.

         Except as set forth below, there are no material differences between the rights of a BMC shareholder under BMC's Articles of Incorporation and Bylaws, on the one hand, and the rights of a CBT shareholder under the Articles of Incorporation and all amendments thereto and Bylaws of CBT, on the other hand. This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the governing law and the Articles of Incorporation and Bylaws of each corporation.

APPROVAL OF CERTAIN BUSINESS COMBINATIONS

         Under the Articles of Incorporation of BMC, the approval of the holders of two-thirds of the BMC Common Stock generally would be required for a merger, consolidation or sale of assets of BMC or its subsidiaries, or for the sale of all or part of the shares of its subsidiaries, or for the distribution of any of the shares or assets of its subsidiaries. The specified voting requirements do not apply where (i) any other provision of BMC's Articles of Incorporation specify a higher voting requirement, or (ii) the proposed action was approved by a majority of BMC's board of directors.

         In addition, BMC's Articles of Incorporation require the affirmative vote of the holders of 80% of the outstanding shares of BMC Common Stock to approve certain Business Combinations (defined to include a merger, consolidation, sale, lease, exchange or encumbrance of all or a substantial part of the assets, issuance of securities in exchange for cash or property having an aggregate fair market value of $250,000 or more other than the issuance of securities upon conversion of convertible securities, of BMC or its subsidiaries, or the adoption of a plan or proposal for the liquidation or dissolution of BMC, and similar extraordinary transactions), with an "Interested Shareholder" (defined as a person or entity owning 20% or more of the outstanding BMC Common Stock or who is an affiliate of BMC who, at any time within a two-year period immediately prior to the date in question, was the beneficial owner of 20% or more of the outstanding common stock or who is an assignee or has otherwise succeeded to the beneficial ownership of any shares that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession did not involve a public offering), unless (i) the transaction is approved by a majority of the Disinterested Directors (defined as members of the Board of Directors who are unaffiliated with the Interested Shareholder and who were directors prior to the time when the Interested Shareholder became an Interested Shareholder, or a successor of a Disinterested Director who is recommended to succeed a Disinterested Director by a majority of the remaining Disinterested Directors), or (ii) certain other requirements, including requirements as to the consideration to be paid to shareholders and the payment of dividends, among others, shall have been met.

         Article VII of CBT's Articles of Incorporation requires an affirmative vote of not less than 67% of the outstanding CBT Common Stock for the approval of any sale, exchange, lease, transfer or disposition of all or substantially all of its business or assets, any merger or consolidation, or any amendment, alteration or repeal of Article VII.

         The provisions contained in CBT's Articles of Incorporation discussed above regarding approval of certain business combinations may deter takeover attempts of CBT in the same manner as the limitations on Business Combinations contained in BMC's Articles of Incorporation. The management of CBT presently is aware of no specific efforts to obtain control of CBT, either in a friendly or hostile manner.

CLASSIFICATION OF DIRECTORS

         BMC's Articles of Incorporation provide that when the Board of Directors consists of nine or more members, its directors shall be divided into three classes, each class to be nearly as equal as possible. Each of the directors serves for a term of three years, and one class of directors is elected annually. The Articles of Incorporation of CBT do not provide for a classified board of directors. Each of its directors is elected annually.

REMOVAL OF DIRECTORS

         Under BMC's Articles of Incorporation, directors of BMC may be removed from office before the expiration of their term only with the approval of the holders of 80% of the outstanding BMC Common Stock entitled to vote thereon. The Articles of Incorporation and Bylaws of CBT contain no similar provision. Under Kentucky law, CBT shareholders may remove directors with or without cause with the approval of the holders of a majority of the outstanding CBT Common Stock; however, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.


                                    EXPERTS

         The consolidated financial statements of CBT and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, incorporated by reference from CBT's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of BMC and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Williams, Williams & Lentz, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINION

         The validity of the shares of CBT Common Stock to be issued to the shareholders of BMC pursuant to the Merger will be passed upon by Wyatt, Tarrant & Combs, Louisville, Kentucky.


                             ADDITIONAL INFORMATION

         Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to CBT are incorporated by reference or set forth in CBT's Annual Report on Form 10-K for the year ended December 31, 1993 and as to BMC are incorporated by reference or set forth in BMC's Annual Report on Form 10-K for the year ended December 31, 1993, each of which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

                                                                    Appendix A-1


                      AGREEMENT AND PLAN OF REORGANIZATION

                 THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of this 10th day of January, 1994 among CBT CORPORATION, a Kentucky corporation ("CBT"), CBT ACQUISITION CORP, a Kentucky corporation ("Acquisition Corp") and BMC BANKCORP, INC., a Kentucky corporation ("BMC").


                 W I T N E S S E T H :

                 The Boards of Directors of CBT, Acquisition Corp and BMC have approved, and deem it advisable and in their respective shareholders' best interests to consummate, the business combination transaction (the "Merger") provided for herein and in the Plan of Merger executed of even date herewith and incorporated by reference herein as if fully set out herein, in which Acquisition Corp will be merged with and into BMC (the "Plan of Merger" or the "Plan");

                 CBT, Acquisition Corp and BMC are willing to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

                 NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

                 "Average Price Per Share" shall mean the average of the bid and asked price per share, as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), for CBT Common Stock for the 20 trading days which occur immediately prior to the third business day prior to the Closing Date. For purposes of this Agreement, "trading day" shall mean any day on which securities are traded on the New York Stock Exchange. If prior to the date on which the Average Price Per Share is determined CBT shall effect a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of Common Stock, an appropriate adjustment or adjustments will be made in the Average Price Per Share.

                 "Banks" shall mean, collectively, Bank of Marshall County, Graves County Bank and United Commonwealth Bank, Federal Savings Bank.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "BMC Common Stock" and "BMC Preferred Stock" are defined at
Section 4.1B.

                 "BMC Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of BMC as of December 31, 1992, 1991 and 1990, the related audited consolidated statements of income, changes in shareholders' equity, and statements of cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and the unaudited balance sheet as of September 30, 1993 and the consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of BMC for the nine months ended September 30, 1993, and (ii) the consolidated balance sheet and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of BMC with respect to periods ending subsequent to September 30, 1993.

                 "BMC Subsidiary" is defined at Section 4.1C.

                 "Closing" shall mean the closing of the transactions contemplated herein and in the Plan of Merger, and "Closing Date" shall mean the date and time specified pursuant to Section 2.4 hereof as the date of the Closing.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Commission" shall mean the Securities and Exchange Commission.

                 "CBT Common Stock" shall mean the common stock, no par value, of CBT.

                 "CBT Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of CBT as of December 31, 1992, 1991 and 1990 and the related audited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and the unaudited consolidated balance sheet as of September 30, 1993 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of CBT for the nine months ended September 30, 1993, and (ii) the consolidated balance sheets and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of CBT with respect to periods ending subsequent to September 30, 1993.

                 "CBT Subsidiary" shall mean each company or other organization of which at least a majority of the securities or other interests is directly or indirectly owned or controlled by CBT.

                 "Effective Time" is defined at Section 2.2.

                 "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

                 "KBCA" shall mean the Kentucky Business Corporation Act.

                 "KDFI" shall mean the Kentucky Department of Financial Institutions.

                 "OTS"  shall mean the Office of Thrift Supervision.

                 "Previously Disclosed" shall mean disclosed prior to the execution hereof in the letter dated of even date herewith from the party making such disclosure and delivered to the other party contemporaneously with the execution hereof.

                 "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus together with any supplements thereto sent to the shareholders of BMC to solicit their votes in connection with this Agreement and the Plan of Merger.

                 "Registration Statement" shall mean the registration statement with respect to the CBT Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act of 1933, as amended.

                 "Securities Laws" shall mean (i) the Securities Act of 1933, as amended (the "Securities Act"); the Securities Exchange Act of 1934, as amended (the "Exchange Act"); the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder, and (ii) all applicable state securities laws.

                                   ARTICLE 2

                                   The Merger

         2.1 The Merger. Upon the terms and conditions set forth in this Agreement and the Plan of Merger, at the Effective Time (as hereinafter defined), Acquisition Corp shall be merged with and into BMC in accordance with the provisions of and with the effect provided in the KBCA. The terms of the Merger shall be as set forth in this Agreement and in the Plan of Merger.

         2.2 Effective Time of Merger. Upon the terms and conditions set forth in this Agreement and the Plan of Merger, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Acquisition Corp and BMC, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing, as provided in the KBCA, on the Closing Date. The Merger shall become effective upon the filing with the Kentucky Secretary of State, or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         2.3     Conversion of BMC Capital Stock.

                 A. Conversion of BMC Common Stock. Except for Dissenting Shares (as defined below), each share of BMC Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted, without any further notice to or on the part of the holder thereof, into two
(2) shares of CBT Common Stock, subject to Section 2.3C hereof and the Plan of Merger. At and after the Effective Time, the former holders of shares of BMC Common Stock shall be entitled only to the exchange rights provided for in this
Section 2.3 and in the Plan of Merger or to the rights to dissent under Subtitle 13 of the KBCA. Certificates previously representing shares of BMC Common Stock shall be exchanged for CBT Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the Plan of Merger.

                 B. Reclassifications. If prior to the Effective Time the outstanding shares of CBT Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in CBT's capitalization, all without CBT receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of CBT Common Stock or the shares of stock of any successor to CBT, to be thereafter delivered pursuant to this Agreement and the Plan of Merger, and, with respect to any such successor corporation, a holder of shares of BMC Common Stock shall participate in the same manner and to the same extent as a holder of shares of CBT Common Stock.

                 C. No Fractional Shares. No certificate or scrip of any kind will be issued by CBT to any shareholder of BMC in respect of any fractional interest in CBT Common Stock arising out of the conversion of BMC Common Stock into CBT Common Stock in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of CBT. No holder of BMC Common Stock will have any rights in respect of a fractional interest in CBT Common Stock arising out of the Merger except the right to receive in lieu thereof a cash payment in a dollar amount equal to such fractional interest multiplied by the average of the bid and asked price per share, as quoted by NASDAQ, for CBT Common Stock on the trading day which occurs immediately prior to the Closing Date. For purposes of this Agreement, "trading day" shall mean any day on which securities are traded on the New York Stock Exchange.

                 D. Dissenting Shareholders. If any holder of shares of BMC Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting shareholder rights to be paid the fair value of his or her shares ("Dissenting Shares"), then such holder shall be entitled to receive such value as may be established pursuant to such provisions. BMC shall give CBT prompt notice of any written objections or demands received from any shareholder pursuant to such provisions, and shall give CBT the opportunity to participate in all proceedings with respect to any such objections or demands. BMC will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purchase, directly or indirectly, by CBT, nor will CBT directly or indirectly reimburse BMC for any payments to dissenters.

         2.4 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by CBT (the "Closing Date"), which shall be no later than the fifth business day following the last to occur of (i) the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the Merger if such action is required, and (ii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, at the offices of Wyatt, Tarrant & Combs, 2800 Citizens Plaza, Louisville, Kentucky, or at such other date and time, and at such other place, as may be mutually agreed upon by CBT and BMC.


                                   ARTICLE 3

                                   COVENANTS

         3.1 Shareholders' Meeting. Subject to the Registration Statement becoming effective, this Agreement and the Plan of Merger shall be submitted for approval to the shareholders of BMC at a meeting to be called and held in accordance with the applicable provisions of law and the Articles of Incorporation and Bylaws of BMC (the "Meeting"). Subject to the Registration Statement becoming effective, BMC shall cause the Meeting to be held as promptly as practicable and shall disseminate to its shareholders all materials required of it under law to be disseminated in connection with the consideration by the shareholders of this Agreement and the Plan. Unless inconsistent with its fiduciary duties, the Board of Directors of BMC shall recommend that its shareholders adopt and approve this Agreement and the Plan of Merger at the Meeting and shall take all action necessary or helpful to secure a vote of its shareholders in favor of the Merger. Immediately after the Meeting, BMC shall notify CBT of the results of the Meeting.

         3.2 Proxy Statement/Prospectus. As promptly as practicable after the date hereof, CBT and BMC shall prepare the Proxy Statement/Prospectus to be mailed to the shareholders of BMC and CBT in connection with the Merger and to be filed by CBT as part of the Registration Statement. CBT and BMC shall cooperate with each other in order to facilitate the preparation, filing and clearance of the Registration Statement and the Proxy Statement/Prospectus under the Securities Laws. Before filing the Registration Statement, Proxy Statement/Prospectus, and any amendment thereto with the Commission, CBT will provide BMC the opportunity to review and comment on the Registration Statement, Proxy Statement/Prospectus, and any amendment thereto. Each of CBT and BMC will promptly advise the other if it determines that any information furnished by it to the other specifically for use in the Registration Statement, including the Proxy Statement/Prospectus included therein, is or becomes false or misleading in any material respect. In no event shall either party hereto be liable for, and each party shall indemnify and hold the other harmless from, any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning the other party furnished by such other party specifically for use in the Registration Statement. CBT will advise BMC, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the CBT Common Stock issuable in connection with the Merger or offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for any additional information. CBT shall take all actions necessary to register or qualify the shares of CBT Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

         3.3 Cooperation. BMC and CBT shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided herein and in the Plan of Merger. Before filing any such application, each party shall provide the other the opportunity to review and comment on such application or other document. CBT shall and BMC shall, and shall cause each BMC Subsidiary to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and the Plan of Merger, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Plan of Merger. Each of BMC and CBT shall cooperate fully with, and provide true, complete and accurate information to, the other in connection with their requests and applications for consents and governmental clearance, approvals, licenses or permits, if any, which are necessary for the Merger and CBT's ownership and operation of BMC's business following the Merger.

         3.4 Conduct of Business Prior to Closing. Except with the prior written consent of CBT or as expressly contemplated or permitted by this Agreement, or as Previously Disclosed, during the period from the date of this Agreement and continuing until the Effective Time, neither BMC nor any BMC Subsidiary shall:

                 A. conduct its business other than in the usual, regular and ordinary course or fail to use its best efforts to preserve its business organization intact or to keep available to CBT the services of its present officers and employees or to preserve the good will of its customers and others having business relations with it;

                 B. fail to comply in all material respects with all applicable laws and regulations which relate to the conduct of its business;

                 C. amend its articles of incorporation or association or bylaws;

                 D. issue any shares of authorized capital stock or securities convertible into such shares, or purchase, redeem, retire or otherwise acquire any of its outstanding shares, or sell or give any option or right to purchase, hypothecate, pledge or otherwise encumber or dispose of any such shares or any shares held in treasury, if any, make or effect any other change in the structure or composition of its capital stock or agree to do any of the foregoing;

                 E. in the case of BMC only, declare or pay any dividends or otherwise make distributions with respect to its capital stock, except for regular quarterly cash dividends as provided in Section 3.12 of this Agreement;

                 F. enter into, adopt, amend or terminate any employee benefit plan, except as required by law, or enter into any employment agreement with any person or, except in a manner consistent with past practices, grant any increase in the compensation (including bonus and benefit plans and all other non-cash compensation) of any of its employees;

                 G. solicit or encourage (including by way of furnishing nonpublic information) inquiries, or authorize or permit any of its officers, directors, employees, advisors or representatives to solicit or encourage any takeover proposal, as defined below, or, if not inconsistent with the fiduciary duties of BMC's directors, (i) take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or (ii) agree to or endorse any takeover proposal, or (iii) participate in any discussions or negotiations or provide third parties with any nonpublic information, relating to any such inquiry or proposal. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BMC or any BMC Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, BMC or any BMC Subsidiary other than the transactions contemplated by this Agreement;

                 H. borrow or agree to borrow any amount of funds or incur any obligation or liability except in the ordinary course of business consistent with prior practice, or guarantee or agree to guarantee any material obligations of others except for letters of credit and guaranties of signatures in the ordinary course of business;

                 I. except in the ordinary course of business, cancel any indebtedness owing to it or any claims that it might have possessed, waive any material rights of substantial value or sell, lease, encumber, otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets;

                 J. amend, modify or terminate any material agreement or contract other than in the ordinary course of business or commit any act or omit to do any act that would cause a breach of any material lease, contract or commitment to which it is a party or by which its property or business is bound or affected, or which would have a material adverse effect on its financial condition, operations or assets; or

                 K. enter into or agree to enter into any agreement or contract that would have been required to be Previously Disclosed pursuant to this Agreement, other than such contracts and agreements entered into in the ordinary course of business.

         3.5     Pre-Acquisition Investigations.

                 A. CBT will initiate a pre-acquisition investigation and review of the books, records and facilities of BMC and the BMC Subsidiaries and will complete such pre-acquisition investigation not later than February 28, 1994. CBT shall advise BMC at the conclusion of such pre-acquisition investigation of all matters then known to CBT which CBT shall in good faith determine to be either (i) inconsistent in any material and adverse respect with any of the representations and warranties of BMC contained in this Agreement, or (ii) in the reasonable judgment of the Board of Directors of CBT, to be either (x) of such significance as to materially and adversely affect the financial condition or results of operations of BMC and the BMC Subsidiaries on a consolidated basis, or (y) to deviate materially and adversely from BMC's audited consolidated financial statements for the period ended December 31, 1992. CBT shall have the right to terminate this Agreement as set forth in
Section 6.2(ii) of Article 6.

                 B. BMC will initiate a pre-acquisition investigation and review of the books, records and facilities of CBT and the CBT Subsidiaries and will complete such pre-acquisition investigation not later than February 28, 1994. BMC shall advise CBT at the conclusion of such pre-acquisition investigation of all matters then known to BMC which BMC shall in good faith determine to be either (i) inconsistent in any material and adverse respect with any of the representations and warranties of CBT and Acquisition Corp. contained in this Agreement, or (ii) in the reasonable judgment of the Board of Directors of BMC, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of CBT and the CBT Subsidiaries on a consolidated basis, or (y) to deviate materially and adversely from CBT's audited financial statements for the period ended December 31, 1992. BMC shall have the right to terminate this Agreement as set forth in Section 6.2(iii) of Article 6.

                 C. In addition to CBT's pre-acquisition investigation of BMC and BMC's pre-acquisition investigation of CBT, CBT and BMC shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all the properties, books, contracts, commitments and records of CBT and BMC, as appropriate, and, during such period, BMC shall (and shall cause each of the BMC Subsidiaries to), and CBT shall (and shall cause each of the CBT Subsidiaries to), make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.

         3.6     Confidentiality.

                 A. CBT shall, and shall cause its directors, officers, attorneys and advisers to, maintain the confidentiality of all information obtained in CBT's pre-acquisition or other investigations of BMC and BMC's Subsidiaries (including information obtained prior to the date hereof) which is not otherwise publicly disclosed, other than as a result of a disclosure by BMC or BMC's representatives, unless such information (i) thereafter becomes lawfully obtainable from other sources, or (ii) is required to be disclosed in any application required to be filed hereunder with any governmental agency or authority and confidential treatment of such information is requested, and to return all such information, and not retain any copies, extracts, or other reproductions, in whole or in part, if this Agreement is terminated pursuant to
Article 6, said undertakings to survive any termination of this Agreement pursuant to Article 6.

                 B. BMC shall, and shall cause its directors, officers, attorneys and advisers to, maintain the confidentiality of all information obtained in BMC's pre-acquisition or other investigations of CBT (including information obtained prior to the date hereof) which is not otherwise publicly disclosed, other than as a result of a disclosure by CBT or CBT's representatives unless such information (i) thereafter becomes lawfully obtainable from other sources or (ii) is required to be disclosed in any application required to be filed hereunder with any governmental agency or authority and confidential treatment of such information is requested, and to return all such information, and not retain any copies, extracts, or other reproductions in whole or in part, if this Agreement is terminated pursuant to
Article 6, said undertakings to survive any termination of this Agreement pursuant to Article 6.

         3.7 Press Releases. All parties to this Agreement agree that any press release or other public announcement by either party pertaining to the Merger shall be coordinated with the other parties hereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure required by law which its counsel deems necessary, provided the other party is given written notice thereof.

         3.8     Updating of Information.

                 A. BMC will furnish CBT with all reports and statements filed by it or any BMC Subsidiary with any regulatory authority and the BMC Financial Statements, such reports and statements to be furnished promptly after their filing or the preparation thereof. Each such report and statement shall have been prepared in accordance with and shall comply in all material respects with applicable law and the regulations governing its preparation.

                 B. CBT will furnish BMC with all reports and statements filed by it or any CBT Subsidiary with any regulatory authority, such reports and statements to be furnished promptly after their filing or the preparation thereof. Each such report and statement shall have been prepared in accordance with and shall comply in all material respects with applicable law and the regulations governing its preparation.

         3.9 Accounting Treatment. Neither BMC nor CBT shall intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes and neither CBT nor BMC shall intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

         3.10 BMC Affiliates. BMC shall, prior to the Closing Date, cause to be delivered to CBT a list, reviewed by BMC's counsel, identifying all affiliates of BMC (as such term is used in Rules 144 and 145 promulgated by the Commission under the Securities Laws) as of the time of the Meeting and through the Closing Date. BMC shall furnish such information and documents as CBT may reasonably request for the purpose of reviewing such list. BMC shall use its best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section and who is to receive any shares of CBT Common Stock pursuant to the Merger to execute a written agreement on or before the Closing Date, in substantially the form attached hereto as Exhibit 3.10 (collectively, the "Affiliate Agreements"), that such person will not dispose of any shares of CBT Common Stock received in the Merger until such time as financial results covering at least 30 days of combined operations of CBT and BMC shall be published and that such person, for a period of two years (or three years if that person becomes an affiliate of CBT) following the Effective Time, (i) will not offer to sell or otherwise dispose of any of the shares of CBT Common Stock received pursuant to the Merger in violation of the Securities Laws, (ii) will acknowledge the placement of a legend on the certificate(s) representing the "affiliate's" shares of CBT Common Stock referring to the issuance of such shares in a transaction to which said Rule 145 is applicable, and (iii) will acknowledge the giving of stop-transfer instructions to Acquisition Corp's transfer agent with respect to the "affiliate's" certificates evidencing CBT Common Stock received in the Merger, which shall be effective absent evidence of compliance with said Rule 145. CBT shall during the period any "affiliates" hold shares of CBT Common Stock so restricted comply with the requirements of Rule 144(c) under the Securities Act of 1933 to allow such shares of CBT Common Stock held by such "affiliates" to be transferrable by the "affiliates" in compliance with paragraphs (c), (e), (f) and (g) of Rule 144. At the end of the three-year holding period within Rule 144(k), or at the end of two years as determined in accordance with Rule 144(d) if the BMC "affiliate" is not an affiliate of CBT and CBT meets the requirements of Rule

144(c), CBT shall remove from share certificates the legend referenced above if requested by a BMC affiliate or remove such legend prior thereto if the BMC affiliate shall deliver to CBT an opinion of securities counsel acceptable to CBT that such legend can be removed.

         3.11 Employee Benefits. At, or as soon as administratively feasible after, the Effective Time, employees and officers of BMC and each BMC Subsidiary shall be provided with such employee benefits as CBT from time to time generally provides to employees and officers of a CBT Subsidiary, including, but not limited to, participation in CBT's Profit Sharing 401(k) and Money Purchase Pension Plans, life, medical and hospitalization and disability insurance, and sick pay, vacation, personal leave and severance benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to employees and officers of BMC or any BMC Subsidiary after the Effective Time, CBT shall credit such employees and officers for years of service at BMC or any BMC Subsidiary prior to the Effective Time for purposes of eligibility and vesting. With respect to the CBT group health insurance plan, (i) coverage shall be provided without limitation for lapse in coverage and (ii) CBT shall use its reasonable best efforts to cause coverage to be provided without limitation for pre-existing conditions. At such time as the employees and officers of BMC and each BMC Subsidiary become participants in the CBT Profit Sharing 401(k) and Money Purchase Pension Plans, the BMC Employees' Profit Sharing Plan will either be terminated or be merged with the CBT Profit Sharing 401(k) Plan. The CEO's and other appropriate senior executive officers of BMC and each BMC Subsidiary, from and after the Effective Time, shall be eligible to participate in the 1993 CBT Incentive Stock Option Plan, incentive compensation plans and other plans maintained by CBT for senior officers on the same basis as the senior officers of other CBT affiliates.

         3.12 Dividends. Beginning with the first calendar quarter of 1994 and for each succeeding calendar quarter thereafter prior to the calendar quarter in which the Effective Time shall occur, BMC may declare and pay quarterly dividends on shares of BMC Common Stock in an amount not to exceed $.20 per share of BMC Common Stock; provided, however, except as hereinbelow provided, BMC shall not declare or pay any dividends or make any distributions in any amount on BMC Common Stock in the quarter in which the Effective Time shall occur and in which the shareholders of BMC Common Stock are entitled to receive regular quarterly dividends on the shares of CBT Common Stock into which the shares of BMC Common Stock have been converted. The holders of BMC Common Stock shall receive either the payment of cash dividends on their shares of BMC Common Stock or the payment of cash dividends as the holders of shares of CBT Common Stock received in the Exchange for the calendar quarter in which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as a holder of BMC Common Stock and the payment of a cash dividend as a holder of CBT Common Stock.

         3.13    Indemnification of Directors and Executive Officers.

                 A. Conditioned upon the effectiveness of the Merger, CBT shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each individual who served as a director or executive officer of BMC or any BMC Subsidiary at any time prior to the Effective Time (an "Indemnified Person"), from and against any claim, action, suit, proceeding, demand, judgment, investigation, assessment, cost and expense, including reasonable counsel fees, and amounts paid in settlement, incident to, arising out of, or caused by this Agreement or any of the transactions contemplated herein. CBT shall promptly pay expenses (including reasonable attorneys fees' and expenses) in advance of the final disposition of any such claim, action, suit, proceeding or investigation to an Indemnified Person to the fullest extent permitted by applicable law, and shall use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, CBT shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that CBT's obligations as set forth herein shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Person involving the fraud, bad faith and/or reckless disregard of such Indemnified Person related to any threatened or actual claim, action, suit, proceeding or investigation brought by CBT against any Indemnified Person. Any indemnified Party wishing to claim indemnification under this Section 3.13 shall, upon learning of any such claim, action, suit, proceeding or investigation, notify CBT thereof, provided that the failure to so notify shall not affect the obligations of CBT under this Section 3.13 except to the extent such failure materially prejudices it.

                 B. From and after the Effective Time, CBT shall cause all directors and officers of BMC and any BMC Subsidiary to be covered by CBT's directors and officers liability insurance policy on a basis at least equal to the coverage currently provided to the directors and officers of CBT and its banking subsidiaries. CBT covenants and agrees that, to the extent provided below, CBT, BMC or a BMC Subsidiary shall indemnify any person who on the Effective Time was a director or officer of BMC or the BMC Subsidiary against any losses, claims, damages, liabilities, expenses (including attorneys fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (i) arising out of or based in part upon any act or failure to act (other than acts involving fraud, intentional or willful misconduct or bad faith) of such director or officer, in his or her capacity as an officer or director of BMC or a BMC Subsidiary, before the Effective Time; or (ii) arising out of the fact that such person is or was a director or officer of BMC or the BMC Subsidiary (collectively, the "Liabilities"). For a period of six years with respect to taxes and for a period of three years with respect to other matters, the directors and officers of BMC or a BMC Subsidiary at the Effective Time shall be indemnified with respect to a Liability (a) to the extent such indemnification is permissible under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time and, (b) in each such case, to the extent a court of competent jurisdiction has not determined the director or officer failed to discharge his duties as a director or officer in good faith and in a manner he honestly believed to be in the best interests of BMC or the BMC Subsidiary, as the case may be, and (c) the right to indemnification with respect to any matter asserted or made within the applicable period shall continue until final disposition of the matter. CBT, BMC or the BMC Subsidiary shall pay expenses in advance of the final disposition of any such action or proceeding to each person entitled to indemnification hereunder to the full extent permitted by applicable state or federal law upon receipt of any undertaking required by applicable law. Any person entitled to indemnification hereunder wishing to claim indemnification pursuant hereto shall notify CBT, BMC or the BMC Subsidiary within a reasonable time of learning of any matter to which indemnification applies and shall deliver to CBT, BMC or the BMC Subsidiary the undertaking, if any, required by applicable law. Nothing in this section shall limit CBT's, BMC's or a BMC Subsidiary's authority to indemnify directors or officers of BMC or the BMC Subsidiary under applicable law, and after the Effective Time the directors and officers of BMC or the BMC Subsidiary shall have the same indemnification rights as are provided to the other directors or officers of CBT's banking subsidiaries. CBT covenants and agrees not to assert any claim, action or suit against any directors or officers of BMC or any BMC Subsidiary for acts or failures to act of such director or officer occurring before the Effective Time in such director's or officer's capacity as a director or officer of BMC or a BMC Subsidiary, except that the preceding shall not apply to acts involving fraud, intentional or willful misconduct or bad faith. CBT shall provide persons who are serving as officers or directors of BMC or any BMC Subsidiary as of the Effective Time such "prior acts" insurance against Liabilities comparable in scope and coverage to the directors and officers insurance maintained by BMC and the BMC Subsidiaries on the date hereof, provided such coverage is reasonably available.

         3.14 Joint Business Plan. During the discussions and negotiations between CBT and BMC leading up to this Agreement, CBT and BMC have considered the joint conduct of their businesses and their future business strategies and plans. These discussions included certain commitments by BMC and statements of current intention by CBT (collectively the "Joint Business Plan") set forth below which were important considerations in BMC's decision to enter into this Agreement. Notwithstanding any other provision in this Agreement to the contrary,the provisions of this Section 3.14 shall survive the Effective Time.

         A. Membership of CBT Board. At the Effective Time, CBT shall cause Joe Tom Haltom, Billy B. Morgan and Kerry B. Harvey to become members of the Board of Directors of CBT. Should any of Messrs. Haltom, Morgan and Harvey refuse or be unable to serve, after consultation with BMC's Board of Directors, CBT shall cause another member of BMC's Board of Directors to become, at the Effective Time, a member of CBT's Board of Directors. Mr. Haltom and Mr. Morgan shall be eligible to serve as directors of CBT without regard to any existing or future CBT director age limitations until such time as they become 80 years of age. Neither Mr. Morgan nor Mr. Haltom shall be eligible to be elected as a CBT director at the CBT annual meetings of shareholders following the date upon which they reach 80 years of age. In addition, upon the first vacancy to occur on the CBT Board of Directors following the Effective Time as a result of the death, disability, retirement, refusal to serve, or failure to be nominated of a member of CBT's Board of Directors serving just prior to the Effective Time, CBT, after consultation with the current members of BMC's Board of Directors, shall cause the vacancy to be filled with a current member of the BMC Board of Directors. It is the intention of CBT that CBT's Board of Directors will include four members who now serve on BMC's Board of Directors.

         B. Agreements Regarding Bank Directors. CBT acknowledges BMC's intent prior to the Effective time, after consultation with CBT, to increase the number of members of the Boards of Directors of each of Graves County Bank and United Commonwealth Bank, Federal Savings Bank by one member. CBT intends not to change, replace, delete or add directors to the Boards of Directors of the Banks, except after consultation in good faith with the then serving members of the Board of Directors of the applicable Bank. CBT intends not to impose any age limitation on directors of the Banks.

         C. Post-Effective Time Operation of Banks. CBT intends that the Banks' operations will continue substantially unchanged after the Effective Time. CBT intends no substantial reduction in or replacement of, the Banks' officers or employees. CBT intends that any reduction in employees be accomplished over a reasonable period of time through natural attrition as opposed to termination. CBT does not intend to change the name of any of the Banks. CBT does not intend to sell, merge or divest itself of any of the Banks or a material amount of the assets of any of the Banks. Nothing in this
Section 3.14C shall be construed to create any employment rights in any particular person.

         D. Capital Expenditures. CBT acknowledges United Commonwealth Bank, Federal Savings Bank's plans for construction of a new main office in Murray, Kentucky, which shall proceed in accordance with United Commonwealth Bank, Federal Savings Bank's current main office construction plans. CBT and BMC intend that the operation center, which will most likely be constructed on property adjacent to Bank of Marshall County's main office in Benton, Kentucky upon expiration of the current tenant's lease in August 1994, be utilized for the operations of the Banks and have the capacity to be considered for future utilization for the operations of additional CBT affiliates. Prior to the Effective Time, BMC shall consult with CBT regarding the scope and progress of these capital projects. CBT acknowledges its belief that these capital projects currently are in CBT's best long-term interest.

         E. Definition. As used in this Section 3.14, the term "intends" means currently intends as of the date of this Agreement and as of the Effective Time in good faith, subject to the intending parties' fiduciary duties, regulatory considerations, safe and sound banking practices, and sound business principles.

         3.15    Certain Covenants of Corporation.

                 A.       Conduct of Business.     Except with the prior
written consent of BMC, during the period from the date of this Agreement and continuing until the Effective Time, CBT shall cause each CBT Subsidiary to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

                 B. NASDAQ Listing. CBT shall cause the shares of CBT Common Stock to be issued to the BMC shareholders pursuant to the transactions contemplated by this Agreement to be listed for trading on the National Association of Securities Dealers Automated Quotation System.

         3.16    Consummation of Merger.   Subject to the terms and conditions
set forth in this Agreement, the Merger shall be consummated prior to the consummation of any business combination transaction in which all of the outstanding shares of CBT Common Stock shall be exchanged for cash or for stock or securities of any other person.

         3.17 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, each party to this Agreement shall take all such necessary action.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 BMC's Representations and Warranties. Except as Previously Disclosed, BMC hereby represents and warrants to CBT and Acquisition Corp as follows:

                 A.       Corporate Standing; Authorization.

                          (i) BMC is a bank holding company registered under the BHCA and a savings and loan holding company registered under the Home Owners' Loan Act. BMC and each BMC Subsidiary is a Kentucky corporation or banking corporation, duly organized and validly existing under the laws of the Commonwealth of Kentucky, or is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. BMC and each BMC Subsidiary organized under the laws of the Commonwealth of Kentucky has paid all fees due and owing to the Office of the Kentucky Secretary of State, has delivered to that office its most recent annual report as required by the Act, and has never filed articles of dissolution with the Kentucky Secretary of State or the KDFI. BMC has delivered to CBT true and correct copies of the Articles of Incorporation and Bylaws of BMC and all amendments thereto through the date hereof. BMC and each BMC Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          (ii) The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall be deemed hereunder a "Violation") pursuant to, any provision of the articles of incorporation or charter or bylaws of BMC or any BMC Subsidiary, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 4.1K) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BMC or any BMC Subsidiary or their respective properties or assets.

                          (iii) Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve, the OTS and the KDFI, and
         (b) for the filing of Articles of Merger with the Kentucky Secretary of State, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to BMC or any BMC Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by BMC of the transactions contemplated hereby and thereby.

                          (iv) BMC has all requisite corporate power and authority to enter into and, subject to the approval of its shareholders, to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BMC, subject to the approval of this Agreement and the Plan of Merger by the shareholders of BMC. This Agreement and the Plan of Merger have been duly executed and delivered by BMC, and constitute the legal, valid and binding obligations of BMC enforceable against it in accordance with their terms.

                 B. Capital Structure of BMC. The authorized capital stock of BMC consists of (i) 1,000,000 shares of preferred stock without par value ("BMC Preferred Stock"), and (ii) 1,000,000 shares of common stock without par value ("BMC Common Stock"). At the date hereof, (i) no shares of BMC Preferred Stock are issued or outstanding and (ii) 597,780 shares of BMC Common Stock are validly issued and outstanding and fully paid and nonassessable and no shares are held by BMC in treasury. BMC is not a party to any subscription, option, warrant, call or commitment of any character relating to shares of BMC's capital stock or any instruments that can be converted into shares of BMC's capital stock. None of the shares of BMC Common Stock have been issued in violation of any preemptive right. There are no outstanding contractual obligations of BMC or any BMC Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of BMC. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of BMC may vote are issued or outstanding.

                 C. Subsidiaries. BMC has Previously Disclosed each company or other organization, whether incorporated or unincorpo-





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
rated, of which BMC is a general partner or at least a majority of the securities or other interests is directly or indirectly owned or controlled by BMC (each such company or other organization Previously Disclosed by BMC is referred to in this Agreement as a "BMC Subsidiary"). BMC has delivered to CBT true and correct copies of the articles of incorporation or charter and bylaws of each BMC Subsidiary, as amended through the date hereof, and has Previously Disclosed the authorized, issued and outstanding capital stock of each BMC Subsidiary. No shares of capital stock of any BMC Subsidiary are held in treasury. All of the outstanding shares of capital stock of each BMC Subsidiary are validly issued and outstanding and are fully paid and nonassessable and such shares are wholly owned by BMC directly, free and clear of all liens, claims and encumbrances. There is outstanding no subscription, option, warrant, call or commitment of any character relating to or any instruments that can be converted into shares of the capital stock of any BMC Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) of any BMC Subsidiary are issued or outstanding.

                 D. SEC Documents. BMC has Previously Disclosed to CBT a true and complete copy of each report, schedule, and registration statement filed by BMC with the Commission since January 1, 1989 through the date hereof (as such documents have since the time of their filing been amended, the "BMC SEC Documents"), which are all the documents that BMC was or will be required to file with the Commission since such date. As of their respective dates, the BMC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such BMC SEC Documents, and none of the BMC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BMC included in the BMC SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present the consolidated financial position of BMC and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts or other documents required to be filed as
exhibits to any of the BMC SEC Documents have been or will be so filed.   All
reports, schedules and statements hereafter filed by BMC with the Commission which BMC shall deliver to CBT pursuant to Section 3.5C hereof will comply in all material





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
respects with the requirements of the Securities Laws, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BMC included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of BMC and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 E. Information Supplied. None of the information supplied or to be supplied by BMC for inclusion in (i) the Registration Statement to be filed with the Commission by CBT in connection with the issuance of shares of CBT Common Stock in the Merger will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders of BMC and at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 F. Absence of Undisclosed Liabilities. Except as disclosed or reflected in the BMC Financial Statements or the BMC SEC Documents and for obligations and/or liabilities entered into or incurred in the ordinary course of business since December 31, 1992, and those incurred in connection with the transactions contemplated by this Agreement, neither BMC nor any BMC Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of BMC and the BMC Subsidiaries taken as a whole.

                 G. Loans and Allowance for Credit Losses. All loans reflected on the books and records of each BMC Subsidiary have been (i) made for good, valuable and adequate consideration in the ordinary course of business and (ii) evidenced by notes or other evidences of indebtedness that are true and genuine. The allowance for credit losses ("Allowance") shown on the consolidated balance sheet of BMC as of September 30, 1993 included in the BMC Financial Statements was, and the Allowance shown on the consolidated balance sheets of BMC as of dates subsequent to the execution of this Agreement included in the BMC Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) made by, BMC and each BMC Subsidiary.

                 H. Legal Proceedings. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of BMC, threatened against BMC or any BMC Subsidiary or against any asset, interest or right of any such company that might, individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of BMC or any BMC Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against BMC or any BMC Subsidiary having or which, insofar as reasonably can be foreseen, in the future could have any such effect.

                 I. Agreements with Regulators. Neither BMC, any BMC Subsidiary, nor any officer or director of BMC or any BMC Subsidiary, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letters from, any banking regulator, nor has BMC or any BMC Subsidiary been advised by any banking regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. No investigation by any governmental entity with respect to BMC or any BMC Subsidiary is pending or, to the best knowledge of BMC, threatened and neither BMC nor any BMC Subsidiary has knowledge of any basis for the commencement of any regulatory or enforcement action against BMC or any BMC Subsidiary by any governmental or regulatory authority.

                 J. Compliance with Laws. BMC and each BMC Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the businesses of BMC and each BMC Subsidiary and is in compliance in all material respects with the terms thereof. BMC and each BMC Subsidiary has complied with in all material respects and is not in any default under (and has not been charged with or received notice with respect to nor, to the best of its knowledge, are threatened with or under investigation with respect to, any





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
charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible violations or defaults that, individually or in the aggregate, would not have a material adverse effect on BMC or the BMC Subsidiaries. There are no uncured violations or violations with respect to which refunds or restitution may be required cited in any report concerning BMC or any BMC Subsidiary as a result of examination by any regulatory authority.

                 K.       Employee Benefit Plans.

                          (i) Since the date of the most recent BMC Financial Statements, there has not been any adoption or amendment in any material respect by BMC or any BMC Subsidiary of any collective bargaining agreement, or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of BMC or any BMC Subsidiary (collectively, "Benefit Plans"). Except as Previously Disclosed, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between BMC or any BMC Subsidiary and any officer, director or key employee of BMC or any BMC Subsidiary.

                          (ii) BMC has Previously Disclosed a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by BMC or any BMC Subsidiary for the benefit of any officers or employees of BMC or any BMC Subsidiary. BMC has delivered to CBT true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and
         (4) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides medical or hospitalization benefits to retirees or other former employees, other than medical benefits required to be provided to qualified beneficiaries under the provisions of Section 4980B(f) of the Code and paid for entirely by the individual electing such coverage under
         Section 4980B(f) of the Code.

                          (iii) Each Benefit Plan has been administered in all material respects in accordance with its terms. BMC, each BMC Subsidiary and all the Benefit Plans are in compliance with the applicable provisions of ERISA and the Code. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and, to the best knowledge of BMC, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                          (iv) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked nor, to the best knowledge of BMC, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                          (v) No Pension Plan that BMC, any BMC Subsidiary or any other company under common control with BMC (within the meaning of Section 4001(a)(14) of ERISA) maintains, or to which BMC, any BMC Subsidiary or any other company under common control with BMC (within the meaning of Section 4001(a)(14) of ERISA) is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). BMC is not aware of any facts or circumstances that would change the funded status of any such Pension Plan. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions to, and payments from, the Benefit Plans required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, and there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. All such contributions to, and payments from, the Benefit Plans (except those payments to be made from a trust qualified under Section 401(a) of the Code), for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the proper books and records of BMC at the Effective Time. None of BMC, any BMC Subsidiary or any officer of BMC or any BMC Subsidiary or any of the Benefit Plans of BMC and any BMC Subsidiary which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, any administrator or, to the best knowledge of BMC, any trustee thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under Part 4, Subtitle B, Title I of ERISA that could subject BMC, any BMC Subsidiary or any officer of BMC or any BMC Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA. Neither any of such plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto during the last five years. Neither BMC, any BMC Subsidiary, any administrator, nor, to the best knowledge of BMC, any trustee or other fiduciary, of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject BMC or any BMC Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither BMC nor any BMC Subsidiary (or any other employer that since September 2, 1974 has ever been treated as a "single employer" under Section 414(b)(c) or (m) of the Code with BMC or any BMC Subsidiary) has ever been required to contribute to any Multiemployer Pension Plans.

                          (vi) With respect to any Pension Plan subject to Title IV of ERISA (including for purposes of clause (1) below, any Pension Plan maintained or contributed to by BMC or any other company under common control with BMC within the meaning of Section 414 of the Code and, for purposes of clause (2) below, any Pension Plan maintained or contributed to by BMC or any other company under common control with BMC within the meaning of Section 4001(a)(14) of ERISA):
         BMC has not incurred any material liability on or prior to the date hereof (1) to such Pension Plan or (2) to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. BMC has furnished to CBT the most recent actuarial report or valuation with respect to each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by BMC for use in preparing those reports or valuations was complete and accurate and BMC has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

                          (vii) With respect to any Benefit Plan that is an employee welfare benefit plan: (1) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in
         Section 419(e) of the Code, (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (3) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be prospectively amended or terminated without material liability to BMC or any BMC Subsidiary on or at any time after the Effective Time.

                          (viii) Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of BMC or any BMC Subsidiary is terminable by BMC or such BMC Subsidiary without notice at any time.

                 L.       Labor Matters.

                          (i) BMC and each BMC Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                          (ii) There is no unfair labor practice charge or complaint or any other matter against or involving BMC or any BMC Subsidiary pending or, to the knowledge of BMC, threatened before the National Labor Relations Board or any court of law;

                          (iii) Neither BMC nor any BMC Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

                          (iv) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of BMC threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against BMC or any BMC Subsidiary;

                          (v) There have been no governmental audits of the equal employment opportunity practices of BMC or any BMC Subsidiary and, to the knowledge of BMC, no basis for any such claim exists; and

                          (vi) BMC and each BMC Subsidiary is in compliance in all material respects with the requirements of the Americans With Disabilities Act.

                 M. Brokers. Except as Previously Disclosed, neither BMC, any BMC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 N. Assets. BMC and each BMC Subsidiary has good and marketable title to all of the properties and assets, real and personal, tangible and intangible, reflected on the BMC Financial Statements or acquired after the dates thereof, free and clear of all liens, charges, security interests, encumbrances and claims, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its business, and (iii) such imperfections or irregularities of title, easements, claims, liens, charges, security interests and encumbrances, if any, as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. All leases by which either of BMC or any BMC Subsidiary leases real or personal property as lessee (other than leases that are the equivalent of extensions of credit) are valid without default in any material respect thereunder by the lessee or, to the best knowledge of BMC, the lessor, and are in full force and effect in accordance with their respective terms.

                 O. Material Contracts. Neither BMC nor any BMC Subsidiary is a party to any:

                          (i) agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices;

                          (ii) employment agreement or any bonus, incentive, deferred compensation, severance pay, profit sharing, retirement, stock purchase, stock option agreement or arrangement or employee benefit plan for or in respect of any employee or former employee;

                          (iii) material agreement, indenture or other instrument as the borrower of money, or the guarantor of any obligation for the borrowing of money or any agreement that involves a potential material liability to BMC or any BMC Subsidiary (other than in the ordinary course of its business);

                          (iv) any agreement, contract or commitment containing any covenant materially limiting the freedom of BMC or any

         BMC Subsidiary to engage in any line of business in any geographic area or to compete with any person; or

                          (v) agreement for loans or the provision, purchase or sale of goods, services or property, or other contract or commitment with any director or officer.

                 P. Good Standing of Contracts. No event or condition has occurred or exists, or, to the best knowledge of BMC, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the leases, contracts or agreements to which BMC or any BMC Subsidiary is a party, which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of BMC or any BMC Subsidiary.

                 Q. Insurance. BMC has Previously Disclosed all policies of fire, theft, liability and other insurance and bonds maintained with respect to the assets or businesses of BMC and each BMC Subsidiary. All such policies and bonds are valid and enforceable and in full force and effect and neither BMC nor any BMC Subsidiary has received any notice of premium increases or cancellations with respect to any of such policies and bonds. To the best knowledge of BMC, neither BMC nor any BMC Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds.

                 R. Tax Matters. Each member of the consolidated group of which BMC is a member or has ever been a member (the "Group") has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in its returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. The most recent BMC Financial Statements reflect an adequate reserve for all taxes payable by BMC and each BMC Subsidiary accrued through the date of such Financial Statements. No material deficiencies for any taxes have been proposed, asserted or assessed against BMC or any BMC Subsidiary that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of BMC and each BMC Subsidiary consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted) for all years through 1989. The consolidated federal income tax returns of the Group have not been audited during the last five (5) fiscal years of BMC. No audit, examination or investigation is presently being conducted or, to the best knowledge of BMC, threatened by any taxing authority; no unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of any member of the Group.

                 S. Fiduciary Activities. The fiduciary and custodial activities of each BMC Subsidiary have been and are being conducted in all material respects in accordance with all applicable law.

                 T. Environmental Matters. To the best knowledge of BMC, except for matters that individually or in the aggregate would not have a material adverse effect on the business, assets, results of operations or financial condition of BMC and the BMC Subsidiaries taken as a whole:

                          (i) BMC and each BMC Subsidiary is in substantial compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to the environment ("Environmental Laws");

                          (ii) No "Hazardous Wastes" (as hereinafter defined) have ever been generated, transported, treated, stored, released or disposed of on any real property owned or leased by BMC or BMC Subsidiary;

                          (iii) Neither BMC nor any BMC Subsidiary has transported or disposed or caused or permitted any person to transport or dispose of any Hazardous Wastes other than in substantial compliance with all Environmental Laws;

                          (iv) Neither BMC nor any BMC Subsidiary has ever violated any of the Environmental Laws;

                          (v) No asbestos, PCBs or other Hazardous Wastes or any petroleum product or constituents thereof is present on, in or under any of the property owned by BMC or any BMC Subsidiary, whether owned or leased or held as OREO (as such term is customarily used) or in which BMC or any BMC Subsidiary has any legal or equitable interest;

                          (vi) There are no loans or other credits included in the loan portfolio of any BMC Subsidiary with respect to which BMC or any BMC Subsidiary is or could incur or become responsible for liability under the Environmental Laws; and

                          (vii) No Hazardous Wastes have ever been utilized on any of the property now held or previously held by BMC or any BMC

         Subsidiary as collateral or otherwise securing any loan made by BMC or any BMC Subsidiary.

         Hazardous Wastes" for purposes of this Agreement shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);
(iii) any radioactive material, including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and (iv) asbestos or any asbestiform minerals in any form or condition.

                 U. Insider Loans. All loans, loan commitments and any other extensions of credit and commitments to extend credit that are currently outstanding by BMC or any BMC Subsidiary to directors, officers, or principal shareholders of BMC or any BMC Subsidiary or any of their related interests (as defined in 12 CFR Section 215), were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of federal and state law. Such loans, extensions and commitments do not involve more than a normal risk of collectability.

                 V. Adjustable Rate Mortgages. Each BMC Subsidiary has properly calculated, in substantial compliance with the contractual terms thereof and all applicable law, all adjustments required in its portfolio of adjustable rate mortgage notes.

                 W. Regulatory Matters. Neither BMC nor any BMC Subsidiary has, through the date hereof, taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 5.2E hereof.

                 X. Absence of Certain Changes or Events. Except as disclosed in the BMC SEC Documents, since December 31, 1992, BMC and the BMC Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has BMC or any BMC Subsidiary suffered any change in the business, assets, financial condition or results of operations of BMC or any of the BMC Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on BMC and BMC's Subsidiaries taken as a whole.

                 Y. Full Disclosure. No representation or warranty of BMC contained in this Agreement and no statement contained in this Agreement or in any certificate or other instrument furnished to CBT hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.


         4.2 CBT's and Acquisition Corp's Representations and Warranties. Except as Previously Disclosed, CBT and Acquisition Corp hereby represent and warrant to BMC that:

                 A.       Corporate Standing; Authorization.

                          (i) CBT is a bank holding company registered under the BHCA. CBT and each CBT Subsidiary is a Kentucky corporation or banking corporation, duly organized and validly existing under the laws of the Commonwealth of Kentucky. CBT and each CBT Subsidiary has paid all fees due and owing to the Office of the Kentucky Secretary of State, has delivered to that office its most recent annual report as required by the Act, and has never filed articles of dissolution with the Kentucky Secretary of State or the KDFI. CBT has delivered to BMC true and correct copies of the Articles of Incorporation and Bylaws of CBT and all amendments thereto through the date hereof. CBT and each CBT Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          (ii) The execution and delivery of this Agreement and the Plan of Merger by CBT and Acquisition Corp do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall be deemed hereunder a "Violation") pursuant to, any provision of the articles of incorporation or bylaws of CBT or any CBT Subsidiary, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declaration and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 4.2K) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CBT or any CBT Subsidiary or their respective properties or assets.

                          (iii) Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve, the OTS and the KDFI, and
         (b) for the filing of Articles of Merger with the Kentucky Secretary of State, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to CBT or any CBT Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by CBT or Acquisition Corp of the transactions contemplated hereby and thereby.

                          (iv) Each of CBT and Acquisition Corp has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CBT and Acquisition Corp. This Agreement and the Plan of Merger have been duly executed and delivered by CBT and Acquisition Corp, and constitute the legal, valid and binding obligations of CBT and Acquisition Corp enforceable against each of them in accordance with their terms.

                 B. Capital Structure of CBT. The authorized capital stock of CBT consists of 6,000,000 shares of common stock without par value ("CBT Common Stock"). At the date hereof, 2,767,519 shares of CBT Common Stock are validly issued and outstanding and fully paid and nonassessable and no shares are held by CBT in treasury. CBT is not a party to any subscription, option, warrant, call or commitment of any character relating to shares of CBT's capital stock or any instruments that can be converted into shares of CBT's capital stock. None of the shares of CBT Common Stock have been issued in violation of any preemptive right. There are no outstanding contractual obligations of CBT or any CBT Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of CBT. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of CBT may vote are issued or outstanding.

                 C. Subsidiaries. CBT has Previously Disclosed each company or other organization, whether incorporated or unincorporated, of which CBT is a general partner or at least a majority of the securities or other interests is directly or indirectly owned or controlled by CBT (each such company or other organization Previously Disclosed by CBT is referred to in this Agreement as a "CBT Subsidiary"). No shares of capital stock of any CBT Subsidiary are held in treasury. All of the outstanding shares of capital stock of each CBT Subsidiary are validly issued and outstanding and are fully paid and nonassessable and such shares are wholly owned by CBT directly, free and clear of all liens, claims and encumbrances. There is outstanding no subscription, option, warrant, call or commitment of any character relating to or any instruments that can be converted into shares of the capital stock of any CBT Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) of any CBT Subsidiary are issued or outstanding.

                 D. SEC Documents. CBT has delivered to BMC a true and complete copy of each report, schedule, and registration statement filed by CBT with the Commission since January 1, 1991 through the date hereof (as such documents have since the time of their filing been amended, the "CBT SEC Documents"), which are all the documents that CBT was or will be required to file with the Commission since such date. As of their respective dates, the CBT SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such CBT SEC Documents, and none of the CBT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CBT included in the CBT SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present the consolidated financial position of CBT and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts or other documents required to be filed as
exhibits to any of the CBT SEC Documents have been or will be so filed.   All
reports, schedules and statements hereafter filed by CBT with the Commission which CBT shall deliver to CBT pursuant to Section 3.5 hereof will comply in all material respects with the requirements of the Securities Laws, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CBT included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of CBT and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 E. Information Supplied. None of the information supplied or to be supplied by CBT for inclusion in (i) the Registration Statement to be filed with the Commission by CBT in connection with the issuance of shares of CBT Common Stock in the Merger will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders of BMC and at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 F. Absence of Undisclosed Liabilities. Except as disclosed or reflected in the CBT Financial Statements or the CBT SEC Documents and for obligations and/or liabilities entered into or incurred in the ordinary course of business since December 31, 1992, and those incurred in connection with the transactions contemplated hereby, neither CBT nor any CBT Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of CBT and the CBT Subsidiaries taken as a whole.

                 G. Loans and Allowance for Credit Losses. All loans reflected on the books and records of each CBT Subsidiary have been (i) made for good, valuable and adequate consideration in the ordinary course of business and (ii) evidenced by notes or other evidences of indebtedness that are true and genuine. The allowance for credit losses ("Allowance") shown on the consolidated balance sheet of CBT as of September 30, 1993 included in the CBT Financial Statements was, and the Allowance shown on the consolidated balance sheets of CBT as of dates subsequent to the execution of this

Agreement included in the CBT Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) made by, CBT and each CBT Subsidiary.

                 H. Legal Proceedings. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of CBT, threatened against CBT or any CBT Subsidiary or against any asset, interest or right of any such company that might, individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of CBT or any CBT Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against CBT or any CBT Subsidiary having or which, insofar as reasonably can be foreseen, in the future could have any such effect.

                 I. Agreements with Regulators. Neither CBT, any CBT Subsidiary, nor any officer or director of CBT or any CBT Subsidiary, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letters from, any banking regulator, nor has CBT or any CBT Subsidiary been advised by any banking regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. No investigation by any governmental entity with respect to CBT or any CBT Subsidiary is pending or, to the best knowledge of CBT, threatened and neither CBT nor any CBT Subsidiary has knowledge of any basis for the commencement of any regulatory or enforcement action against CBT or any CBT Subsidiary by any governmental or regulatory authority.

                 J. Compliance with Laws. CBT and each CBT Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the businesses of CBT and each CBT Subsidiary and is in compliance in all material respects with the terms thereof. CBT and each CBT Subsidiary has complied with in all material respects and is not in any default under (and has not been charged with or received notice with respect to nor, to the best knowledge of CBT and Acquisition Corp, are threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible violations or defaults that, individually or in the aggregate, would not have a material adverse effect on CBT or the CBT Subsidiaries. There are no uncured violations or violations with respect to which refunds or restitution may be required cited in any report concerning CBT or any CBT Subsidiary as a result of examination by any regulatory authority.

                 K.       Employee Benefit Plans.

                          (i) Since the date of the most recent CBT Financial Statements, there has not been any adoption or amendment in any material respect by CBT or any CBT Subsidiary of any collective bargaining agreement, or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of CBT or any CBT Subsidiary (collectively, "Benefit Plans"). Except as Previously Disclosed, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between CBT or any CBT Subsidiary and any officer, director or key employee of CBT or any CBT Subsidiary.

                          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. CBT, each CBT Subsidiary and all the Benefit Plans are in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and, to the best knowledge of CBT, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                          (iii) All "employee pension benefit plans" (as defined in Section 3(2) of ERISA (sometimes referred to herein as "Pension Plans") have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked nor, to the best knowledge of CBT, has revocation been threat-ened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                          (iv) No Pension Plan that CBT, any CBT Subsidiary or any other company under common control with CBT (within the meaning of Section 4001(a)(14) of ERISA) maintains, or to which CBT, any CBT Subsidiary or any other company under common control with CBT (within the meaning of Section 4001(a)(14) of ERISA) is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). CBT is not aware of any facts or circumstances that would change the funded status of any such Pension Plan. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions to, and payments from, the Benefit Plans required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, and there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. All such contributions to, and payments from, the Benefit Plans (except those payments to be made from a trust qualified under Section 401(a) of the Code), for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the proper books and records of CBT at the Effective Time. None of CBT, any CBT Subsidiary or any officer of CBT or any CBT Subsidiary or any of the Benefit Plans of CBT and any CBT Subsidiary which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, any administrator or, to the best knowledge of CBT, any trustee thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under Part 4, Subtitle B, Title I of ERISA that could subject CBT, any CBT Subsidiary or any officer of CBT or any CBT Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA. Neither any of such plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto during the last five years. Neither CBT, any CBT Subsidiary, any administrator, nor, to the best knowledge of CBT, any trustee or other fiduciary, of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject CBT or any CBT Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither CBT nor any CBT Subsidiary (or any other employer that since September 2, 1974 has ever been treated as a "single employer" under Section 414(b)(c) or (m) of the Code with CBT or any CBT Subsidiary) has ever been required to contribute to any Multiemployer Pension Plans.

                          (v) With respect to any Pension Plan subject to Title IV of ERISA (including for purposes of clause (1) below, any Pension Plan maintained or contributed to by CBT or any other company under common control with CBT within the meaning of Section 414 of the Code and, for purposes of clause (2) below, any Pension Plan maintained or contributed to by CBT or any other company under common control with CBT within the meaning of Section 4001(a)(14) of ERISA):
         CBT has not incurred any material liability on or prior to the date hereof (1) to such Pension Plan or (2) to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. CBT has furnished to CBT the most recent actuarial report or valuation with respect to each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by CBT for use in preparing those reports or valuations was complete and accurate and CBT has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

                          (vi) With respect to any Benefit Plan that is an employee welfare benefit plan: (1) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in
         Section 419(e) of the Code, (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (3) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be prospectively amended or terminated without material liability to CBT or any CBT Subsidiary on or at any time after the Effective Time.

                          (vii) Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of CBT or any CBT Subsidiary is terminable by CBT or such CBT Subsidiary without notice at any time.

                 L.       Labor Matters.

                          (i) CBT and each CBT Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                          (ii) There is no unfair labor practice charge or complaint or any other matter against or involving CBT or any CBT Subsidiary pending or, to the knowledge of CBT, threatened before the National Labor Relations Board or any court of law;

                          (iii) Neither CBT nor any CBT Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

                          (iv) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of CBT threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against CBT or any CBT Subsidiary;

                          (v) There have been no governmental audits of the equal employment opportunity practices of CBT or any CBT Subsidiary and, to the knowledge of CBT, no basis for any such claim exists; and

                          (vi) CBT and each CBT Subsidiary is in compliance in all material respects with the requirements of the Americans With Disabilities Act.

                 M. Brokers. Except as Previously Disclosed, neither CBT, any CBT Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 N. Assets. CBT and each CBT Subsidiary has good and marketable title to all of the properties and assets, real and personal, tangible and intangible, reflected on the CBT Financial Statements or acquired after the dates thereof, free and clear of all liens, charges, security interests, encumbrances and claims, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its business, and (iii) such imperfections or irregularities of title, easements, claims, liens, charges, security interests and encumbrances, if any, as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. All leases by which either of CBT or any CBT Subsidiary leases real or personal property as lessee (other than leases that are the equivalent of extensions of credit) are valid without default in any material respect thereunder by the lessee or, to the best knowledge of CBT, the lessor, and are in full force and effect in accordance with their respective terms.

                 O. Material Contracts. Neither CBT nor any CBT Subsidiary is a party to any:

                          (i) agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices;

                          (ii) employment agreement or any bonus, incentive, deferred compensation, severance pay, profit sharing, retirement, stock purchase, stock option agreement or arrangement or employee benefit plan for or in respect of any employee or former employee;

                          (iii) material agreement, indenture or other instrument as the borrower of money, or the guarantor of any obligation for the borrowing of money or any agreement that involves a potential material liability to CBT or any CBT Subsidiary (other than in the ordinary course of its business);

                          (iv) any agreement, contract or commitment containing any covenant materially limiting the freedom of CBT or any CBT Subsidiary to engage in any line of business in any geographic area or to compete with any person; or

                          (v) agreement for loans or the provision, purchase or sale of goods, services or property, or other contract or commitment with any director or officer.

                 P. Good Standing of Contracts. No event or condition has occurred or exists, or, to the best knowledge of CBT and Acquisition Corp, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the leases, contracts or agreements to which CBT or any CBT Subsidiary is a party, which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of CBT or any CBT Subsidiary.

                 Q. Tax Matters. Each member of the consolidated group of which CBT is a member or has ever been a member (the "Group") has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions

(whether or not reflected in its returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. The most recent CBT Financial Statements reflect an adequate reserve for all taxes payable by CBT and each CBT Subsidiary accrued through the date of such Financial Statements. No material deficiencies for any taxes have been proposed, asserted or assessed against CBT or any CBT Subsidiary that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of CBT and each CBT Subsidiary consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted) for all years through 1989. The consolidated federal income tax returns of the Group have not been audited during the last five (5) fiscal years of CBT. No audit, examination or investigation is presently being conducted or, to the best knowledge of CBT, threatened by any taxing authority; no unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of any member of the Group.

                 R. Fiduciary Activities. The fiduciary and custodial activities of each CBT Subsidiary have been and are being conducted in all material respects in accordance with all applicable law.

                 S. Environmental Matters. To the best knowledge of CBT and Acquisition Corp, except for matters that individually or in the aggregate would not have a material adverse effect on the business, assets, results of operations or financial condition of CBT and the CBT Subsidiaries taken as a whole:

                          (i) CBT and each CBT Subsidiary is in substantial compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to the environment ("Environmental Laws");

                          (ii) No "Hazardous Wastes" (as hereinafter defined) have ever been generated, transported, treated, stored, released or disposed of on any real property owned or leased by CBT or any CBT Subsidiary;

                          (iii) Neither CBT nor any CBT Subsidiary has transported or disposed or caused or permitted any person to transport or dispose of any Hazardous Wastes other than in substantial with all Environmental Laws;

                          (iv) Neither CBT nor any CBT Subsidiary has ever violated any of the Environmental Laws;

                          (v) No asbestos, PCBs or other Hazardous Wastes or any petroleum product or constituents thereof is present on, in or under any of the property owned by CBT or any CBT Subsidiary, whether owned or leased or held as OREO (as such term is customarily used) or in which CBT or any CBT Subsidiary has any legal or equitable interest;

                          (vi) There are no loans or other credits included in the loan portfolio of any CBT Subsidiary with respect to which CBT or any CBT Subsidiary is or could incur or become responsible for liability under the Environmental Laws; and

                          (vii) No Hazardous Wastes have ever been utilized on any of the property now held or previously held by CBT or any CBT Subsidiary as collateral or otherwise securing any loan made by CBT or any CBT Subsidiary.

                 T. Insider Loans. All loans, loan commitments and any other extensions of credit and commitments to extend credit that are currently outstanding by CBT or any CBT Subsidiary to directors, officers, or principal shareholders of CBT or any CBT Subsidiary or any of their related interests (as defined in 12 CFR Section 215), were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of federal and state law. Such loans, extensions and commitments do not involve more than a normal risk of collectability.

                 U. Adjustable Rate Mortgages. Each CBT Subsidiary has properly calculated, in substantial with the contractual terms thereof and all applicable law, all adjustments required in its portfolio of adjustable rate mortgage notes.

                 V. Regulatory Matters. Neither CBT nor any CBT Subsidiary has, through the date hereof, taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 5.2E hereof.

                 W. Absence of Certain Changes or Events. Except as disclosed in the CBT SEC Documents, since December 31, 1992, CBT and the CBT Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has CBT or any CBT Subsidiary suffered any change in the business, assets, financial condition or results of operations of CBT or any of the CBT Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on CBT and CBT's Subsidiaries taken as a whole.

                 X. Full Disclosure. No representation or warranty of CBT contained in this Agreement and no statement contained in this

Agreement or in any certificate or other instrument furnished to CBT hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                 4.3 Non-Survival of Representations and Warranties. All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.


                                   ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligations of BMC. Subject to Section 5.3, the obligation of BMC to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by BMC:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of BMC at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (i) challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or (ii) seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the reasonable opinion of BMC's Board of Directors, has a reasonable probability of success.

                 C. The representations and warranties of CBT and Acquisition Corp set forth in Section 4.2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and CBT and Acquisition Corp shall have furnished to BMC a certificate executed by the President of CBT and Acquisition Corp to that effect.

                 D.       The representations and warranties made by CBT in
Section 4.2S (Environmental Matters) shall be true and correct in all material respects as of the Closing Date without giving effect to the knowledge qualification contained therein.

                 E. CBT and Acquisition Corp in all material respects shall have performed and observed their respective obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to BMC a certificate executed by the President of CBT and Acquisition Corp to that effect and evidence, in form and substance satisfactory to counsel for BMC, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of CBT and Acquisition Corp.

                 F. Except as a result of (i) changes in banking laws or regulations of general applicability or interpretations thereof, (ii) changes in generally accepted accounting principles or regulatory accounting principles, (iii) changes that could, under the circumstances, reasonably have been anticipated in light of information Previously Disclosed by CBT to BMC, and (iv) changes in the banking and/or savings and loan business which impact or are likely to impact both CBT and BMC in a similar manner, there shall not have been any material adverse change in the business, financial condition, prospects or operations of CBT since December 31, 1992.

                 G. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 H. BMC shall have received an opinion of counsel of CBT dated as of the Closing Date, in substantially the form attached hereto as
Exhibit 5.1H.

                 I. BMC shall have received the opinion of CBT's counsel in form and substance reasonably satisfactory to BMC and its counsel, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that, except with respect to the payment of cash for fractional shares or in connection with the exercise of appraisal rights, the conversion of BMC Common Stock into CBT Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to the shareholders of BMC.

                 J. BMC shall have received an opinion from its financial advisor to the effect that, as of the date the Proxy Statement/Prospectus was mailed to shareholders of BMC, the Merger is fair to the shareholders of BMC from a financial viewpoint, and, unless the Closing shall have occurred within thirty (30) days after the Meeting, such opinion has not been withdrawn.

                 K. The Registration Statement (including any post effective amendments thereto) shall be effective under the

Securities Act of 1933, as amended, and no proceedings shall be pending or to the knowledge of BMC threatened by the Commission to suspend the effectiveness of such Registration Statement.


                 L. CBT shall have delivered to BMC a certificate of its President to the effect that it is the current intention of CBT to carry out in all material respects the Joint Business Plan.

         5.2 Conditions to Obligations of CBT and Acquisition Corp. Subject to Section 5.3, the obligation of CBT and Acquisition Corp to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by CBT or Acquisition Corp:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of BMC at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (i) challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or (ii) seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the reasonable opinion of CBT's Board of Directors, has a reasonable probability of success.

                 C. The representations and warranties of BMC set forth in Section 4.1 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and BMC shall have furnished to CBT and Acquisition Corp a certificate executed by the President of BMC to that effect.

                 D. BMC in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to CBT and Acquisition Corp a certificate executed by the President of BMC to that effect and evidence, in form and substance satisfactory to counsel for CBT, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of BMC.

                 E. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, on terms and conditions satisfactory to CBT (other than standard terms and conditions), and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 F. Except as a result of (i) changes in banking laws or regulations of general applicability or interpretations thereof, (ii) changes in generally accepted accounting principles or regulatory accounting principles, (iii) changes that could, under the circumstances, reasonably have been anticipated in light of information Previously Disclosed by BMC to CBT, and (iv) changes in the banking and/or savings and loan business which impact or are likely to impact both CBT and BMC in a similar manner,there shall not have been any material adverse change in the business, financial condition, prospects or operations of BMC or any BMC Subsidiary since December 31, 1992.

                 G. CBT shall have received an opinion of counsel for BMC dated as of the Closing Date, in substantially the form attached hereto as
Exhibit 5.2G.

                 H. CBT shall have received a written release from each of the executive officers and directors of BMC and each BMC Subsidiary which releases CBT, BMC and each BMC Subsidiary from any and all claims, known or unknown, contingent or direct, which he or she may have against CBT, BMC or any BMC Subsidiary as of the Closing Date, other than (i) claims arising under this Agreement and the transactions contemplated hereby, including, without limitation, claims of a nature described in Section 3.13 of this Agreement,
(ii) claims arising out of moneys on deposit or property held in trust or as a custodian by a BMC Subsidiary or compensation accrued but not yet payable or in payment for services rendered to BMC or any BMC Subsidiary as reflected on the books and records of BMC or any BMC Subsidiary, (iii) claims under BMC's articles of incorporation, bylaws, by agreement Previously Disclosed to CBT, or under statutory or common law or pursuant to any directors' and officers' insurance policy, for indemnification against liabilities or claims made against them resulting from their service as an executive officer or director of BMC before the Effective Time, including, without limitation, the advancement or reimbursement of expenses and costs, or (iv) claims arising under any employee benefit plan or agreement Previously Disclosed.

                 I. CBT shall have received a letter from Deloitte & Touche to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and the Plan of Merger.

                 J. The Registration Statement (including any post effective amendments thereto) shall be effective under the Securities Act of 1933, as amended, and no proceedings shall be pending or to the knowledge of CBT threatened by the Commission to suspend the effectiveness of such Registration Statement.

                 K. CBT shall have received all state securities or "blue sky" permits and other authorizations necessary to consummate the Merger.

                 L. The "affiliates" of BMC shall have executed and delivered the Affiliate Agreements.

                 M.       The representations and warranties made by BMC in
Section 4.1T (Environmental Matters) shall be true and correct in all material respects as of the Closing Date without giving effect to the knowledge qualification contained therein.

         5.3 Effect of Pre-Acquisition Investigations. Notwithstanding any other provision contained herein, if either CBT or BMC shall be aware of any breach of any of the other party's representations or warranties contained herein on or before the end of the period prescribed by Sections 6.2(ii) and 6.2(iii) of Article 6, whether by virtue of such party's pre-acquisition investigation of the other party described in Section 3.5 of this Agreement or otherwise, and such party has not elected to terminate this Agreement in accordance with Sections 6.2(ii) or 6.2(iii) of Article 6, as appropriate, such party shall be deemed to have waived its rights contained herein to refuse to consummate the Merger on account of such breach and the existence or occurrence of such breach or any event or fact related to such breach shall not be deemed to constitute an unsatisfied condition to such party's obligations to consummate the Merger, including, without limitation, the conditions contained in Sections 5.1C, 5.1D, 5.1F, 5.2C, 5.2F and 5.2M.

                                   ARTICLE 6

                                  TERMINATION

         6.1 Dissenting Shares. Prior to the Effective Time, this Agreement and the Plan of Merger may be declared void and of no effect by CBT if the number of Dissenting Shares is greater than 9.5% of the issued and outstanding shares of BMC.

         6.2 Termination. This Agreement and the Plan of Merger may be terminated:

                          (i) by the mutual agreement of CBT, Acquisition Corp and BMC;

                          (ii)    by CBT, by giving written notice of
         termination to BMC within seven (7) days of the conclusion of CBT's pre-acquisition investigation of BMC described in Section 3.5A of this Agreement, if CBT's pre-acquisition investigation and review of BMC as described in Section 3.5A of this Agreement discloses matters which CBT in good faith believes to be either (i) inconsistent in any material respect with any of the representations and warranties of BMC contained in this Agreement, or (ii) in the reasonable judgment of the Board of Directors of CBT, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of BMC and the BMC Subsidiaries on a consolidated basis, or (y) to deviate materially and adversely from BMC's audited consolidated financial statements for the period ended December 31, 1992;

                          (iii)   by BMC, by giving written notice of
         termination to CBT within seven (7) days of the conclusion of BMC's pre-acquisition investigation of CBT described in Section 3.5B of this Agreement, if BMC's pre-acquisition investigation and review of CBT as described in Section 3.5B of this Agreement discloses matters which BMC in good faith believes to be either (i) inconsistent in any material respect with any of the representations and warranties of CBT contained in this Agreement, or (ii) in the reasonable judgment of the Board of Directors of BMC, to be either (x) of such significance as to materially and adversely affect the financial condition or the results of operations of CBT and the CBT Subsidiaries on a consolidated basis, or (y) to deviate materially and adversely from CBT's audited consolidated financial statements for the period ended December 31, 1992;

                          (iv) by CBT or Acquisition Corp, upon prior written notice, if BMC materially breaches any representation or warranty set out in Section 4.1 of this Agreement or materially breaches any covenant in this Agreement, or upon the failure and nonwaiver of any condition precedent set out in Section 5.2 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from CBT or Acquisition Corp, BMC shall have cured such breach or failure;

                          (v) by BMC, upon prior written notice, if CBT or Acquisition Corp materially breaches any representation or warranty set out in Section 4.2 of this Agreement or materially breaches any covenant in this Agreement or upon the failure and nonwaiver of any condition precedent set out in Section 5.1 unless, in the case of a material breach of a covenant or failure of a condition, within thirty
         (30) days after written notice from BMC, CBT or Acquisition Corp shall have cured such breach or failure;

                          (vi) by BMC or CBT if the Effective Time shall not have occurred on or before September 30, 1994;

                          (vii) by CBT if the Average Price Per Share shall be greater than $46.875; or

                          (viii) by BMC if the Average Price Per Share shall be less than $31.875.

         6.3     Declaration.  Any declaration of termination under this
Article 6 by CBT, Acquisition Corp or BMC shall be pursuant to resolution of its Board of Directors or by executive officers thereof duly authorized by its Board of Directors to make such a declaration; shall be made by written notice given to the other parties setting forth the grounds for the termination, including, if applicable, the alleged material misrepresentation, breach or failure, and, unless, in the case of a material breach of a covenant or a failure of a condition, such material breach or failure is timely cured, shall have the effect of terminating this Agreement and the Plan of Merger effective upon the delivery of such written notice or the expiration of any applicable cure period, whichever is later, whereupon the same shall have no further effect and the Merger provided for herein and therein shall not be effected. Notwithstanding the foregoing, no termination of this Agreement shall affect the covenants set forth in Section 3.6 relating to confidentiality or the provisions set forth in Section 8.5 relating to expenses, which shall survive any such termination. None of BMC, CBT or Acquisition Corp shall have any liability arising out of the rightful termination of this Agreement pursuant to
Article 6 unless such termination results from such party's intentional misrepresentation or intentional breach of any covenant or representation or warranty contained herein.


                                   ARTICLE 7

                                INDEMNIFICATION

                 BMC shall indemnify, defend and hold CBT and Acquisition Corp harmless, and CBT and Acquisition Corp shall indemnify, defend and hold BMC harmless, against and in respect of any intentional nonfulfillment of any covenant or agreement or the intentional or fraudulent breach of any representation or warranty on the part of the indemnifying party under this Agreement and any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to the foregoing. A party seeking indemnification hereunder shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, cost and expenses in respect of which indemnity is sought hereunder.


                                   ARTICLE 8

                               GENERAL PROVISIONS

         8.1 Law and Section Headings. This Agreement shall be construed and interpreted in accordance with the laws of the

Commonwealth of Kentucky. Section headings are used in this Agreement for convenience only and are to be ignored in the construction of the terms of this Agreement.

         8.2 Modifications. The parties hereto may amend, modify or supplement this Agreement, before or after approval thereof by the shareholders of BMC, in such manner as may be agreed by them in writing.

         8.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         8.4 Notices. All notices hereunder shall be in writing and shall be deemed to have been given or made when delivered or telecopied (with confirmation) mailed, first class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows, until notice of another address or additional addresses have been received by the other parties:

                 If to CBT or Acquisition Corp, to:

                 CBT Corporation
                 333 Broadway
                 Paducah, Kentucky 42001
                 Telecopier No.: (502) 575-5180
                          Attention:  William J. Jones, President and Chief
                                    Executive Officer

                 With a copy to:

                 Stewart E. Conner, Esq.
                 WYATT, TARRANT & COMBS
                 2800 Citizens Plaza
                 Louisville, Kentucky 40202
                 Telecopier No.: (502) 589-0309

                 If to BMC, to:

                 BMC Bankcorp, Inc.
                 11th and Poplar Streets
                 Benton, Kentucky  42045
                 Attention:  Joe T. Haltom, Chairman
                 Telecopier No: (502) 527-1055

                 With copies to:

                 Kerry Harvey, Esq.
                 Owen, Harvey & Carter
                 1113 Poplar Street
                 Benton, Kentucky  42025
                 Telecopier No:  (502) 527-2110

                 R. James Straus
                 Brown, Todd & Heyburn
                 3200 Capital Holding Center
                 Louisville, Kentucky  40202
                 Telecopier No:  (502) 581-1087


         8.5 Expenses; Risk of Loss. Whether or not the Merger is consummated, each of the parties hereto will pay its own fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger. CBT and BMC shall share equally the cost incurred in printing and mailing to shareholders of BMC the Proxy Statement/Prospectus. Until the Effective Time, the risk of loss to the assets of BMC shall remain with BMC.

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         8.7 Time of Essence; Best Efforts. Time is of the essence to the performance of the obligations set forth in this Agreement. BMC and CBT each agrees to use its respective best efforts to obtain the satisfaction of the conditions to its respective obligations specified herein, and to advise the other parties hereto in writing as to any unusual delays or impediments in obtaining the same.

         8.8 Closing. At the Closing, each party shall execute and deliver all documents required by this Agreement, and such further documents as the other party shall reasonably request in order to satisfy the fulfillment of each party's agreements and undertakings hereunder.

         8.9 Records and Further Assurances. After the Closing, each party shall make available to the other on reasonable request such books and records of that party as may be appropriate for use in connection with their respective tax returns, including any review thereof, and for any other reasonable purpose.

         8.10 Parties in Interest; Third Party Rights. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns. No party to this Agreement may however, assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto. It is the intention of the parties that, except as provided in Section 3.13, nothing in this Agreement or the Plan of Merger shall be deemed to create any right with respect to any person or entity not a party to this Agreement or the Plan of Merger.

         8.11 Entire Agreement; Waiver. This Agreement, including all information Previously Disclosed, the Exhibits hereto, the Plan of Merger and the Stock Option Agreement constitute and contain the entire agreement of BMC and CBT with respect to the Merger and supersede any prior agreement by the parties, whether written or oral. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                      CBT CORPORATION


                                      By /s/ William J. Jones
                                         --------------------------------------
                                         William J. Jones, President


                                      CBT ACQUISITION CORP


                                      By /s/ William J. Jones
                                         --------------------------------------
                                         William J. Jones, President


                                      BMC BANKCORP, INC.


                                      By /s/ Joe T. Haltom
                                         --------------------------------------
                                         Joe T. Haltom, Chairman


                                      By /s/ Larry D. Wright
                                         --------------------------------------
                                         Larry D. Wright, President

                                                                    Appendix A-2


                                 PLAN OF MERGER


                 THIS PLAN OF MERGER ("Plan") is made and entered into as of this 10th day of January, 1994, by and among CBT CORPORATION, a Kentucky corporation ("CBT"), CBT ACQUISITION CORP, a Kentucky corporation ("Acquisition Corp"), and BMC BANKCORP, INC., a Kentucky corporation ("BMC").


                 W I T N E S S E T H :

                 BMC is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of [i] 1,000,000 shares of preferred stock without par value, of which at the date hereof no shares are issued or outstanding, and [ii] 1,000,000 shares of common stock without par value ("BMC Common Stock"), of which at the date hereof 597,780 shares are issued and outstanding and fully paid and nonassessable.

                 Acquisition Corp is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of 1,000 shares of common stock without par value, of which at the date hereof 1,000 shares are issued and outstanding and owned by CBT.

                 The respective Boards of Directors of CBT, Acquisition Corp and BMC have determined that it is desirable to effect a Plan and Agreement of Reorganization (the "Agreement"), for the general welfare and advantage of their respective shareholders, under which plan Acquisition Corp would be merged into BMC, in accordance with the terms of the Agreement and this Plan.

                 The respective Boards of Directors of CBT, Acquisition Corp and BMC have approved and adopted the Agreement and this Plan and have authorized the execution hereof.

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Upon the terms and conditions set forth in this Plan and the Agreement, at the Effective Time (as hereinafter defined), Acquisition Corp shall be merged with and into BMC (the "Merger") in accordance with the provisions of and with the effect provided in the Kentucky Business Corporation Act (the "KBCA"). The terms of the Merger shall be as set forth in the Agreement and in this Plan.

         1.2 Articles of Merger. Upon the terms and conditions set forth in the Agreement and this Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Acquisition Corp and BMC, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing, as provided in the KBCA on the Closing Date, as defined in the Agreement. The Merger shall become effective upon filing with the Kentucky Secretary of State or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         1.3     Effect of Filing.

                 A. At the Effective Time, [i] the separate existence of Acquisition Corp shall cease, and Acquisition Corp shall be merged with and into BMC (sometimes herein referred to as the "Surviving Corporation"), and [ii] the Articles of Incorporation and Bylaws of Acquisition Corp as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

                 B. At the Effective Time, the officers and Board of Directors of the Surviving Corporation shall consist of those persons serving as the officers and directors of Acquisition Corp immediately prior to the Effective Time.

                 C. At and after the Effective Time, the Merger will have the effects set forth in Section 271B.11-060 of the KBCA and as otherwise provided by law.


                                   ARTICLE 2

                              CONVERSION OF SHARES

         2.1     Conversion of BMC Capital Stock.

                 A. Conversion of BMC Common Stock. Except for Dissenting Shares (as defined below), each share of BMC Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted, without any further notice to or on the part of the holder thereof, into two
(2) shares
of the common capital stock of CBT, no par value ("CBT Common Stock"), subject to Section 2.1C hereof. At and after the Effective Time, the former holders of shares of BMC Common Stock shall be entitled only to the exchange rights provided for in this Section 2.1 or to the rights to dissent under Subtitle 13 of the KBCA. Certificates previously representing shares of BMC Common Stock shall be exchanged for CBT Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2.

                 B. Reclassifications. If prior to the Effective Time the outstanding shares of CBT Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in CBT's capitalization, all without CBT receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of CBT Common Stock, or the shares of stock of any successor to CBT, to be thereafter delivered pursuant to this Plan of Merger, and, with respect to any such successor corporation, a holder of shares of BMC Common Stock shall participate in the same manner and to the same extent as a holder of shares of CBT Common Stock.

                 C. No Fractional Shares. No certificate or scrip of any kind will be issued by CBT to any shareholder of BMC in respect of any fractional interest in CBT Common Stock arising out of the conversion of BMC Common Stock into CBT Common Stock in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of CBT. No holder of BMC Common Stock will have any rights in respect of a fractional interest in CBT Common Stock arising out of the Merger except the right to receive in lieu thereof a cash payment in a dollar amount equal to such fractional interest multiplied by the average of the bid and asked price per share, as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), for CBT Common Stock on the trading day which occurs immediately prior to the Closing Date. For purposes of this Agreement, "trading day" shall mean any day on which securities are traded on the New York Stock Exchange.

         2.2     Exchange of Certificates.

                 A. At and after the Effective Time, each person who immediately prior to the Effective Time held of record shares of BMC Common Stock shall be entitled to receive, upon the surrender of the certificate(s) which represented such shares (individually a "Certificate" and collectively the "Certificates") to CBT, together with a letter of transmittal (in the form contemplated by Section 2.2.B) duly executed, the consideration specified in
Section 2.1.

                 B. On, or within seven (7) days after the Effective Time, CBT shall mail or deliver to each holder who immediately prior to the Effective Time held of record shares of BMC Common Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to CBT) and instructions for use in effecting the surrender of the Certificates or payment therefor. No interest will be paid or accrue on any consideration payable on the surrender of such Certificate. If delivery of certificates of CBT Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of CBT that such tax has been paid or is not applicable.

                 C. At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of BMC except for the right to receive upon such surrender the consideration specified in Section 2.1.

                 D. No dividends or other distributions declared or made after the Effective Time with respect to CBT Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CBT Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1.C until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the holder of such Certificate(s) representing whole shares of CBT Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of CBT Common Stock to which such holder is entitled pursuant to Section 2.1.C and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CBT Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CBT Common Stock.

                 E. After the Effective Time, except to the extent necessary to issue replacement Certificates for any Certificates which may have been lost or stolen or to comply with the payment instructions contained in a letter of transmittal contemplated by Section 2.2.B., there shall be no further registration of transfers on the stock transfer books of BMC of any Certificates formerly evidencing the shares of BMC Common Stock which were outstanding immediately prior to the Effective Time.

                 F. Neither BMC nor CBT shall be liable to any holder of shares of BMC Common Stock for such shares or CBT Common Stock into which they are converted (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any abandoned property, escheat or similar law.

         2.3 Dissenting Shareholders. If any holder of shares of BMC Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting shareholder rights to be paid the fair value of his or her shares ("Dissenting Shares"), then such holder shall be entitled to receive such value as may be established pursuant to such provisions. BMC shall give CBT prompt notice of any written objections or demands received from any shareholder pursuant to such provisions, and shall give CBT the opportunity to participate in all proceedings with respect to any such objections or demands. BMC will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purchase, directly or indirectly, by CBT, nor will CBT directly or indirectly reimburse BMC for any payments to dissenters.

         2.4 Conversion of Acquisition Corp Common Stock. Each share of Acquisition Corp Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted, without any further notice to or on the part of the holder thereof, into one share of common stock of the Surviving Corporation.

         2.5 CBT Common Stock. The shares of common stock of CBT issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall not be effected by the Merger.


                                   ARTICLE 3

                                  TERMINATION

                 Anything contained in this Plan notwithstanding and notwithstanding adoption hereof by the shareholders of CBT and/or BMC, this Plan may be terminated and the Merger abandoned as provided in the Agreement.


                                   ARTICLE 4

                              CONDITIONS PRECEDENT

                 The obligations of CBT, Acquisition Corp and BMC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.


                                   ARTICLE 5

                               GENERAL PROVISIONS

         5.1 Law and Section Headings. This Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Plan for convenience only and are to be ignored in the construction of the terms of this Plan.

         5.2 Modifications. The parties hereto may amend, modify or supplement this Plan, before or after approval thereof by the shareholders of CBT and/or BMC, in such manner as may be agreed by them in writing.


                 IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the date first above written.


                                        CBT CORPORATION


                                        By /s/ William J. Jones
                                           -----------------------------------
                                           William J. Jones, President


                                        CBT ACQUISITION CORP


                                        By /s/ William J. Jones
                                           -----------------------------------
                                           William J. Jones, President


                                        BMC BANKCORP, INC.


                                        By /s/ Joe T. Haltom
                                           -----------------------------------
                                           Joe T. Haltom, Chairman


                                        By /s/ Larry D. Wright
                                           -----------------------------------
                                           Larry D. Wright, President

                                                                      Appendix B


                            _________________ , 1994



Board of Directors
BMC Bankcorp, Inc,.
201 East 11th Street
Benton, Kentucky 42025

Gentlemen:

         In connection with the proposed acquisition of BMC Bankcorp, Inc. ("BMC") by CBT Corporation ("CBTC") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Reorganization dated as of January 10, 1994 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of BMC. Under the terms of the Merger, holders of all outstanding shares of BMC stock will receive consideration of 2.0 CBTC shares of common stock for each share of BMC common stock issued and outstanding immediately prior to the effectiveness of the Merger, subject to adjustment under certain circumstances.

         Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwriting, private placements, mergers, acquisitions, recapitulations and other purposes.

         In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, BMC's financial results for fiscal years 1988, 1989, 1990, 1991 and 1992 and the first three quarters of 1993, and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of BMC for the purpose of reviewing the historical and current operations of, and outlook for BMC, industry trends, the terms of the proposed Merger, and related matters.

         We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to BMC as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors which we deem relevant.

Board of Directors
BMC Bankcorp, Inc.
_____________, 1994
Page 2.




         As the proposed Merger Agreement entails the issuance of shares of CBTC as the consideration to be paid to BMC stockholders, we have reviewed similar information and data relating to CBTC including its historical financial statements, from 1988 up through and including the third quarter ended September 30, 1993.

         In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by BMC and CBTC. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of BMC and CBTC.

         Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of BMC.

                                        Very truly yours,



                                      /s/ THE ROBINSON-HUMPHREY COMPANY, INC.

                                  Appendix C


                       SUBTITLE 13. DISSENTERS' RIGHTS

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

           271B.13-010.  Definitions. -- As used in this subtitle:
           (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
           (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who excercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
           (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.
           (4) "Interest" means from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
           (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
  (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Enact. Acts 1988, ch. 23, sec. 123, effective January 1, 1989.)

  271B.13-020. Right to dissent. -- (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
  (a) Consummation of a plan of merger to which the corporation is a party:
  1. If shareholder approval is required for the merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitle to vote on the merger; or
  2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after their date of sale;
  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
  1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
  2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
  3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
  4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;
  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or
  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
  (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Enact. Acts 1988, ch. 23, sec. 124, effective January 1, 1989.)

  271B.13-030. Dissent by nominees and beneficial owners. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter, under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Enact. Acts 1988, ch. 23, sec. 125, effective January 1, 1989.)

                PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS


  271B.13-200. Notice of dissenters' rights. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.
  (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220. (Enact.
Acts 1988, ch. 23, sec. 126, effective January 1, 1989.)

  271B.13-210. Notie of intent to demand payment. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
  (b) Shall not vote his shares in favor of the proposed action.
  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter. (Enact. Acts 1988, ch. 23, sec. 127, effective January 1, 1989.)

  271B.13-220. Dissenters' notice. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satified the requirements of KRS 271B.13-210.
  (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporation action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:
  (a) State where the payment demand must be sent and where and when certificates for certified shares must be deposited;
  (b) Inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received;
  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and
     (e) Be accompanied by a copy of this subtitle. (Enact. Acts 1988, ch.23, sec. 128, effective January 1, 1989.)

        271B.13-230. Duty to demand payment. --(1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection
(2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.
     (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
     (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle. (Enact. Acts 1988, ch. 23, sec. 129, effective January 1,1989.)

     271B.13-240. Share restrictions. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.
     (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Enact. Acts 1988, ch. 23, sec. 130, effective January 1, 1989.)

     271B.13-250. Payment. -- (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
     (2) The payment shall be accompanied by:
     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (b) A statement of the corporation's estimate of the fair value of the shares;
     (c) An explanation of how the interest was calculated; and

     (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23 sec. 131, effective January 1, 1989.)

     271B.13-260. Failure to take action. - (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure. (Enact. Acts 1988, ch. 23, sec. 132, effective January 1, 1989.)

     271B.13-270. After-acquired shares.- (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23 sec. 133, effective January 1, 1989.)

271B.13-280.  Procedure if shareholder dissatisfied with paymnent or offer. -
(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:
     (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or
     (c) The corporation, having failed to take the proposed action, does not return the deposited cerfificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
     (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares. (Enact. Acts 1988, ch. 23 sec. 134, effective January 1, 1989.)

                         JUDICIAL APPRAISAL OF SHARES

  271B.13-300. Court action. -- (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation was located.
  (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.
  (5) Each dissenter made a party to the proceeding shall be entitled to judgment:
  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
  (b) For the fair value, plus accrued interest, of his after-aquired shares for which the corporation elected to withhold payment under KRS 271B.13-270. (Enact. Acts 1988, ch. 23, sec.135, effective January 1, 1989.)

  271B.13-310. Court costs and counsel fees. -- (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.
   (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or
  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.
  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Enact. Acts 1988, ch. 23, Sec. 136, effective January 1, 1989.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article XII of the registrant's Articles of Incorporation, as amended, limits the liability of directors of the registrant pursuant to the Kentucky Business Corporation Act. Under this Article, directors generally will be personally liable to the registrant or its shareholders for monetary damages only for transactions involving conflicts of interest or from which a director derives an improper personal benefit, intentional misconduct or violations of law, and unlawful distributions.

         The Bylaws of the registrant acknowledge the provisions for indemnification set out in the Kentucky Business Corporation Act. The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500 et seq.

         Generally, under KRS 271B8-500et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) he conducted himself in good faith, and (b) he reasonably believed: in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and, in all other cases, that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         In addition, the registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of the registrant in connection with the performance of their duties.

ITEM 21.   EXHIBITS

           The following exhibits are filed herewith or incorporated herein by reference

                   2 Agreement and Plan or Reorganization and Plan of Merger dated January 10, 1994 among CBT Corporation, CBT Acquisition Corporation and BMC Bankcorp, Inc. (including as Appendix A to the Proxy
                          Statement-Prospectus).

                   4(a) Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3 of Registration statement on Form S-14 of the Corporation (File No. 2-83583).

                   4(b) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3(b) of the Corporation's Report on Form 10-K for the year ended December 31, 1987.

                   4(c) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3(c) of the Corporation's Report on Form 10-K for the year ended December 31, 1989.

                   4(d) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3(d) of the Corporation's report on Form 10-K for the year ended December 31, 1992.

                   4(e) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 4(e) of the Registration Statement on Form S-3 of the Corporation (File No. 33-68334).

                   4(f) Bylaws of the Corporation are incorporated by reference to Exhibit 3 of Registration Statement on Form S-14 of the Corporation (File No. 2-83583).

                   (5) Opinion of Wyatt, Tarrant & Combs regarding the validity of the Common Stock being registered.

                   (8) Opinion of Wyatt, Tarrant & Combs as to certain federal income tax consequences.

                   (10)   (a)     CBT Corporation 1986 Stock Option Plan is
                                  incorporated by reference to Exhibit 4 of the Registration Statement on Form S-8 of the
                                  Registrant (File No. 33-28512).

                          (b) CBT Corporation 1993 Stock Option Plan incorporated by reference to Exhibit 1 of the Registrant's report on Form 10-Q for the quarter ended March 31, 1993.


                          (c) Salary Continuance Agreement incorporated by reference to Exhibit 10(c) of the Registrant's report on Form 10-K for the year ended December 31, 1990.

                          (d) Incentive Compensation Plans incorporated by reference to Exhibit 10(d) of the Registrant's report on Form 10-K for the year ended December 31, 1990.

                          (e) Agreement to Purchase Assets and Assume Liabilities dated February 1, 1993 between CBT Corporation, Citizens Bank and Trust Company, Union Planters Corporation and Security Trust Federal Savings and Loan Association incorporated by reference to
                                  Exhibit 10(e) of the Registrant's report on Form 10-Q for the year ended December 31, 1992.

                          (f) CBT Corporation Dividend Reinvestment and Stock Purchase Plan is incorporated by reference to the Registration Statement on Form S-3 of Registrant (File No. 33-68334).

                          (g) Share Exchange Agreement and Plan of Exchange each dated July 19, 1993, between CBT Corporation and Pennyrile Bancshares, Inc. incorporated by reference to Exhibit 2 of Registration Statement on Form S-4 of the Corporation (File No. 33-69644).

                          (h) Guaranty of CBT Corporation to Union Planters National Bank dated July 17, 1991 incorporated by reference to Exhibit 10(h) of Registration Statement on Form S-4 of the Corporation (File No. 33-69644).

                          (i) Guaranty of CBT Corporation to Associates Financial Services Company, Inc. dated February 18, 1993 incorporated by reference to Exhibit 2 of the Registrant's report on Form 10-Q for the quarter ended March 31, 1993.

                 (21) List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21 of the Registrant's report on Form 10-K for the year ended December 31, 1993.

                 (23)     (a)     Consent of Deloitte & Touche, independent
                                  auditors for the Registrant.

                          (b) Consent of Williams, Williams & Lentz, independent auditors for BMC Bankcorp, Inc.

                          (c) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 5 hereto.

                          (d) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 8 hereto.

                          (e)     Consent of The Robinson-Humphrey Company, Inc.

                 (24) Powers of Attorney, included on the signature pages to this Registration Statement.

                 (99)     (a)     Opinion of The Robinson-Humphrey Company,
                                  Inc. (included in the Proxy Statement-
                                  Prospectus as Appendix B).

                          (b)     Stock Option Agreement between CBT
                                  Corporation and BMC Bankcorp, Inc.
                                  incorporated by reference to registrant's
                                  Current Report on Form 8-K dated January
                                  10, 1994.

                          (c)     Proxy form for special meeting of
                                  shareholders of BMC Bankcorp, Inc.



ITEM 22.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arises under the Securities Act of 1933 may be permitted to directors or officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paducah, Commonwealth of Kentucky, on March 16, 1994.


                                        CBT Corporation


                                        By /s/ William J. Jones
                                           -----------------------------------
                                           William J. Jones,
                                           President and Chief Executive
                                              Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Jones his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the 16th day of March, 1994 in the capacities indicated:

             SIGNATURE                          TITLE
             ---------                          -----


/s/ William J. Jones                       President, Chief Executive
- ----------------------------------         Officer and Director (Principal
William J. Jones                           Executive Officer)


/s/ Eddie L. Holman                        Secretary (Principal Financial
- ----------------------------------         and Accounting Officer)
Eddie L. Holman

/s/ Irving P. Bright, Jr.
- ----------------------------------
Irving P. Bright, Jr.                      Director


- ----------------------------------
John Burman                                Director


- ----------------------------------
Patrick J. Cvengros                        Director


/s/ William H. Dyer
- ----------------------------------
William H. Dyer                            Director


/s/ Louis A. Haas
- ----------------------------------
Louis A. Haas                              Director


/s/ F. Donald Higdon
- ----------------------------------
F. Donald Higdon                           Director


/s/ M. Leon Johnson
- ----------------------------------
M. Leon Johnson                            Director


/s/ William J. Jones
- ----------------------------------
William J. Jones                           Director


- ----------------------------------
Louis M. Michelson                         Director


- ----------------------------------
Louis D. Myre, M.D.                        Director


/s/ David M. Paxton
- ----------------------------------
David M. Paxton                            Director


- ----------------------------------
Robert P. Petter                           Director

- ----------------------------------
Joseph A. Powell                           Director


/s/ Allan R. Rhodes
- ----------------------------------
Allan R. Rhodes                            Director


- ----------------------------------
William A. Usher                           Director

                                   Form S-4



                               CBT Corporation



                              Index to Exhibits



           Exhibit
         -----------
2        Agreement and Plan or Reorganization and Plan of
         Merger dated January 10, 1994 among CBT Corporation,
         CBT Acquisition Corporation and BMC Bankcorp, Inc.
         (included as Appendix A to the Proxy
         Statement-Prospectus).

4(a) Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3 of Registration Statement on Form S-14 of the
         Corporation (File No. 2-83583).

4(b) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3(b) of the Corporation's Report on form 10-K for the year ended December 31, 1987.

4(c) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3(c) of the Corporation's Report on Form 10-K for the year ended December 31, 1989.

4(d) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 3(d) of the Corporation's report on Form 10-K for the year ended December 31, 1992.

4(e) Articles of Amendment to the Articles of Incorporation of the Corporation are incorporated by reference to Exhibit 4(e) of the Registration
         Statement on Form S-3 of the Corporation (File No.
         33-68334).

4(f) Bylaws of the Corporation are incorporated by reference to Exhibit 3 of Registration Statement on Form S-14 of the Corporation (File No. 2-83583).

(5) Opinion of Wyatt, Tarrant & Combs regarding the validity of the Common Stock being registered.

(8) Opinion of Wyatt, Tarrant & Combs as to certain federal income tax consequences.

(10)     (a)     CBT Corporation 1986 Stock Option Plan is
                 incorporated by reference to Exhibit 4 of the
                 Registration Statement on Form S-8 of the
                 Registrant (File No. 33-28512).

                          (b) CBT Corporation 1993 Stock Option Plan incorporated by reference to Exhibit 1 of the Registrant's report on Form 10-Q for the quarter ended March 31, 1993.

                          (c) Phantom Stock Plan incorporated by reference to Exhibit 10(b) of the Registrant's report on Form 10-K for the year ended December 31, 1990.

                          (d) Salary Continuance Agreement incorporated by reference to Exhibit 10(c) of the Registrant's report on Form 10-K for the year ended December 31, 1990.

                          (e) Incentive Compensation Plans incorporated by reference to Exhibit 10(d) of the Registrant's report on Form 10-K for the year ended December 31, 1990.

                          (f) Agreement to Purchase Assets and Assume Liabilities dated February 1, 1993 between CBT Corporation, Citizens Bank and Trust Company, Union Planters Corporation and Security Trust Federal Savings and Loan Association incorporated by reference to
                                  Exhibit 10(e) of the Registrant's report on Form 10-Q for the year ended December 31, 1992.

                          (g) CBT Corporation Dividend Reinvestment and Stock Purchase Plan is incorporated by reference to the Registration Statement on Form S-3 of Registrant (File No. 33-68334).

                          (h) Share Exchange Agreement and Plan of Exchange each dated July 19, 1993, between CBT Corporation and Pennyrile Bancshares, Inc. incorporated by reference to Exhibit 2 of Registration Statement on Form S-4 of the Corporation (File No. 33-69644).

                          (i) Guaranty of CBT Corporation to Union Planters National Bank dated July 17, 1991 incorporated by reference to Exhibit 10(h) of Registration Statement on Form S-4 of the Corporation (File No. 33- 69644).

                          (j) Guaranty of CBT Corporation to Associates Financial Services Company, Inc. dated February 18, 1993 incorporated by reference to Exhibit 2 of the Registrant's report on Form 10-Q for the quarter ended March 31, 1993.

                 (21) List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21 of the Registrant's report on Form 10-K for the year ended December 31, 1993.

                 (23)     (a)     Consent of Deloitte & Touche, independent
                                  auditors for the Registrant.

                          (b) Consent of Williams, Williams & Lentz, independent auditors for BMC Bankcorp, Inc.

                          (c) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 5 hereto.

                          (d) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 8 hereto.

                          (e)     Consent of The Robinson-Humphrey Company, Inc.

                 (24) Powers of Attorney, included on the signature pages to this Registration Statement.

                 (99)     (a)     Opinion of The Robinson-Humphrey Company,
                                  Inc. (included in the Proxy Statement-
                                  Prospectus as Appendix B).

                          (b)     Stock Option Agreement between CBT
                                  Corporation and BMC Bankcorp, Inc.
                                  incorporated by reference to registrant's
                                  Current Report on Form 8-K dated January
                                  10, 1994.

                          (c)     Proxy form for special meeting of
                                  shareholders of BMC Bankcorp, Inc.